Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

TWITTER, INC.,

RAPTOR MERGER INC.,

MOPUB INC.

AND

FORTIS ADVISORS LLC, AS STOCKHOLDERS’ AGENT

SEPTEMBER 9, 2013

-i-

3.2	Capitalization	44
3.3	Due Authorization	45
3.4	Valid Issuance	45
3.5	409A Valuation	45
3.6	Governmental Consents	45
3.7	Operation of Merger Sub	46

ARTICLE IV AGREEMENTS PERTAINING TO THE ACQUIROR COMMON STOCK		46

4.1	Right of First Refusal	46
4.2	Restrictions on Transfer	47
4.3	Escrow Shares	48
4.4	Market Standoff Agreement	48
4.5	Effect on Transferees	49
4.6	Stop-Transfer Instructions	49
4.7	Legends	49

ARTICLE V CONDUCT PRIOR TO THE EFFECTIVE TIME		50

5.1	Affirmative Conduct of Company Business	50
5.2	Restrictions on Conduct of Company Business	50
5.3	No Solicitation	51

ARTICLE VI ADDITIONAL AGREEMENTS		52

6.1	Required Stockholder Approval	52
6.2	Access to Information	53
6.3	Notification of Certain Matters	54
6.4	Expenses	54
6.5	Corporate Matters	54
6.6	Further Actions	54
6.7	Tax Matters	55
6.8	Employee Matters	56
6.9	Contract Consents, Amendments and Terminations	56
6.10	Company Net Working Capital Certificate; Spreadsheet	58
6.11	Release of Encumbrances	58
6.12	Confidentiality	58
6.13	Director and Officer Insurance	59
6.14	Governmental Filings	59

ARTICLE VII CONDITIONS TO THE MERGER		60

7.1	Conditions to the Obligations of Each Party to Effect the Merger	60
7.2	Conditions to the Obligations of Acquiror and Merger Sub	60
7.3	Conditions to the Obligations of the Company	64

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		64

8.1	Termination	64
8.2	Effect of Termination	65
8.3	Amendment	65
8.4	Extension; Waiver	65

-ii-

ARTICLE IX INDEMNIFICATION		66

9.1	Escrow Shares	66
9.2	Indemnification	66
9.3	Forfeiture of Escrow Shares as Recourse; Other Limitations	67
9.4	Limitations; Valuation of Escrow Shares	67
9.5	Period for Claims; Other Limitations	68
9.6	Claims	68
9.7	Resolution of Objections to Claims	69
9.8	Stockholders’ Agent	71
9.9	Third-Party Claims	73

ARTICLE X GENERAL PROVISIONS		73

10.1	Survival of Representations and Warranties and Covenants	73
10.2	Notices	74
10.3	Interpretation	75
10.4	Counterparts	75
10.5	Entire Agreement; Nonassignability; Parties in Interest	75
10.6	Assignment	75
10.7	Severability	76
10.8	Remedies Cumulative	76
10.9	Governing Law	76
10.10	Rules of Construction	76
10.11	WAIVER OF JURY TRIAL	76

-iii-

EXHIBITS
Exhibit A	-	Form of Certificate of Merger
Exhibit B	-	Form of IRS Notice
Exhibit C	-	Form of FIRPTA Notice
Exhibit D	-	Form of Letter of Transmittal
Exhibit E	-	Form of Assignment Separate from Certificate
Exhibit F	-	Form of Company Stockholder Investment Representation, Repurchase and Stockholder Obligation Letter
Exhibit G	-	Form of Stockholder Written Consent
Exhibit H	-	Form of Escrow Agreement
SCHEDULES
Schedule 1.1(a)		Key Employees
Schedule 1.1(b)		Key Stockholders
Schedule 1.8(d)(i)		Adjusted Terms for Assumed Company Options
Schedule 1.8(d)(iii)		Accelerated Vesting Options
Schedule 5.2(xii)		Certain Company Stockholders
Schedule 6.1(b)		Form of 280G Waiver
Sechedule 6.8(b)		RSU Vesting Schedule
Schedule 6.9(a)(i)		Required Consents
Schedule 6.9(a)(ii)		Required Notices
Schedule 6.9(b)		Agreements to be Modified
Schedule 6.9(c)		Agreements to be Terminated
Schedule 6.9(d)		Cancellation Notices
Schedule 6.10		Form of Spreadsheet
Schedule 6.11		Encumbrances to Be Released

-iv-

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of September 9, 2013 (the “Agreement Date”), by and among Twitter, Inc., a Delaware corporation (“Acquiror”), Raptor Merger Inc., a Delaware corporation and direct wholly-owned subsidiary of Acquiror (the “Merger Sub”), MoPub Inc., a Delaware corporation (the “Company”), and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as Stockholders’ Agent (“Stockholders’ Agent”).

RECITALS

A. The boards of directors or members, as applicable, of each of Acquiror, Merger Sub and the Company have determined that it would be advisable and in the best interests of each corporation and their respective stockholders that Acquiror acquire the Company through the statutory merger of Merger Sub with and into the Company, pursuant to which the Company would become a wholly owned subsidiary of Acquiror (the “Merger”), upon the terms and conditions set forth in this Agreement and in accordance with the applicable provisions of Delaware Law (as defined in Section 1.1), and in furtherance thereof, have approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

B. Pursuant to the Merger, among other things, all of the issued and outstanding shares of Company Capital Stock (as defined in Section 1.1) shall be converted into the right to receive shares of Acquiror Common Stock (as defined in Section 1.1) in the manner and on the terms and subject to the conditions set forth herein.

C. The Company and Acquiror intend, by executing this Agreement, that the Merger will qualify as a tax-free reorganization within the meaning of section 368(a) of the Code.

D. Concurrently with the execution of this Agreement and as a material inducement to the willingness of Acquiror to enter into this Agreement, each of the Key Employees (as defined in Section 1.1) is executing offer letters with Acquiror (each an “Employment Agreement”), in each case to be effective as of the Closing Date.

E. Concurrently with the execution of this Agreement and as a material inducement to the willingness of Acquiror to enter into this Agreement, each Key Stockholder (as defined in Section 1.1) is entering into a non-competition agreement with Acquiror (each a “Non-Competition Agreement”), in each case to be effective as of the Closing Date.

F. Concurrently with the execution of this Agreement and as a material inducement to the parties’ willingness to enter into this Agreement, certain Company Stockholders, including the Key Employees, are executing and delivering an investment representation, repurchase and stockholder obligation letter in the form attached hereto as Exhibit F (the “Company Stockholder Investment Representation, Repurchase and Stockholder Obligation Letter”), in each case to be effective as of the Closing Date.

G. Promptly following the execution and delivery of this Agreement by the parties hereto, the holders of a capital stock of the Company are executing and delivering written consents, in the form attached hereto as Exhibit G (each, a “Stockholder Written Consent” and collectively, the “Stockholder Written Consents”), representing a number of shares sufficient to meet the Required Stockholder Approval (as defined in Section 1.1).

H. Following the execution of this Agreement and as a material inducement to the parties’ willingness to enter into this Agreement, the Acquiror, Deutsche Bank National Trust Company (the “Escrow Agent”) and Stockholders’ Agent will enter into an escrow agreement in the form attached hereto as Exhibit H (the “Escrow Agreement”), to be effective as of the Closing Date.

I. The Company, Merger Sub and Acquiror desire to make certain representations, warranties, covenants and other agreements in connection with the Merger as set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be rounded to the tenth decimal place.

“Acquiror Common Stock” means the common stock of Acquiror, par value of $0.000005 per share.

“Acquiror Plan” means Acquiror’s 2007 Equity Incentive Plan, as may hereinafter be amended.

“Acquiror RSU” means a restricted stock unit covering Acquiror Common Stock issued pursuant to the terms of the Acquiror Plan.

“Acquiror Total Common Shares” means (a) 14,791,464 shares of Acquiror Common Stock (as appropriately adjusted to reflect any stock split, stock dividend, recapitalization, or other similar transaction with respect to Acquiror Common Stock prior to the Effective Time) less (b) the number of shares of Acquiror Common Stock equal to the quotient of (i) the amount of the Company’s cash at the Closing, prior to any distributions pursuant to Section 1.12, divided by (ii) $20.62 (as appropriately adjusted to reflect any stock split, stock dividend, recapitalization, or other similar transaction with respect to Acquiror Common Stock prior to the Effective Time) less (c) the number of shares of Acquiror Common Stock equal to the quotient of (i) the amount, if any, by which the Company Net Working Capital is less than the Target Net Working Capital (such amount, the “Company Net Working Capital Shortfall”) divided by (ii) $20.62 (as appropriately adjusted to reflect any stock split, stock dividend, recapitalization, or other similar transaction with respect to Acquiror Common Stock prior to the Effective Time). For the avoidance of doubt, Acquiror Total Common Shares shall not be increased if the Company Net Working Capital is greater than the Target Net Working Capital.

“Affiliate” has the meaning set forth in Rule 144 promulgated under the Securities Act.

“Aggregate Stockholder Consideration” means the product of (i) the Per Share Amount times (ii) the total number of shares of Company Capital Stock outstanding as of immediately prior to the Effective Time.

“Business Day” means a day (a) other than Saturday or Sunday and (b) on which commercial banks are open for business in San Francisco, California.

“California Law” means General Corporation Law of the State of California.

“Cause” (or any term of similar effect) as defined in such Continuing Employee’s employment arrangement with Acquiror, if such an arrangement exists and contains a definition of Cause (or term of similar effect), or, if no such agreement exists or such agreement does not contain a definition of Cause (or term of similar effect), then Cause shall mean (a) any material violation by such Continuing Employee of any law or regulation applicable to the business of Acquiror or its subsidiaries (including the Company), such Continuing Employee’s commission of a felony or a crime involving moral turpitude, or any perpetration by such Continuing Employee of a common law fraud, (b) such Continuing Employee’s commission of an act of personal dishonesty which involves personal profit in connection with Acquiror or its subsidiaries or any other entity having a business relationship with Acquiror or its subsidiaries (including the Company following the Closing), (c)(i) any material breach by such Continuing Employee of a material provision of any written agreement between Acquiror and such Continuing Employee regarding the terms of such Continuing Employee’s service as an employee, including, without limitation, the continued failure or refusal of such Continuing Employee to perform the duties, which are not otherwise illegal, required to be performed by such Continuing Employee as an employee of Acquiror, other than as a result of death or Permanent Disability, if such Continuing Employee fails to cure such performance deficiencies within 30 days after receiving written notice thereof, or (ii) a material breach of any applicable invention assignment agreement or similar agreement between Acquiror and such Continuing Employee or any breach (whether or not material) of any applicable confidentiality agreement (including any breach of the confidentiality obligations contained in any invention assignment agreement), (d) such Continuing Employee’s violation of the written policies of Acquiror so as to cause material loss, material damage or material injury to the property, reputation or employees of Acquiror or its subsidiaries (including the Company), or (e) any misconduct by such Continuing Employee which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, Acquiror or any of its subsidiaries (including the Company).

“Change in Control Payments” shall mean (i) any severance, termination, change in control, transaction, retention, bonus, profit-sharing or other similar compensation, benefits or payments to any Person (including, without limitation, any vacation or paid time off payable pursuant to Section 6.8(c) of this Agreement) and (ii) any increase of any benefits otherwise payable by the Company or any Company Subsidiary, in each case of the foregoing clauses (i) and (ii), which are or may become payable by or on behalf of the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the Merger or any other the transactions contemplated hereby (either alone or in connection with any other event, contingent or otherwise, or the passage of time), whether payable hereunder, under any Contract or Company Employee Plan, or under any other plan, policy, agreement or arrangement.

“Closing Per Share Amount” means (a) the Per Share Amount minus (b) the Escrow Amount Per Share.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company Board” shall mean the board of directors of the Company.

“Company Capital Stock” means the Company Common Stock and Company Preferred Stock.

“Company Common Stock” means the Common Stock, $0.00001 par value per share, of the Company.

“Company Debt” means, as of any specified date, the amount equal to the sum (without any double-counting) of the following obligations (whether or not then due and payable), to the extent they are of the Company or any Company Subsidiary or guaranteed by the Company or any Company Subsidiary, including through the grant of a security interest upon any assets of such Person (i) all outstanding indebtedness for borrowed money owed to third parties, (ii) accrued interest payable with respect to indebtedness referred to in clause (i), (iii) all obligations for the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, releases of “holdbacks” or similar payments, but excluding any such obligations to the extent there is cash being held in escrow exclusively for purposes of satisfying such obligations) (“Deferred Purchase Price”), (iv) all obligations evidenced by notes, bonds, debentures or other similar instruments (whether or not convertible) or arising under indentures, (v) all obligations arising out of any financial hedging, swap or similar arrangements, (vi) all obligations as lessee that would be required to be capitalized in accordance with GAAP, (vii) all obligations in connection with any letter of credit, banker’s acceptance, guarantee, surety, performance or appeal bond, or similar credit transaction and (viii) the aggregate amount of all prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations of such Person that would arise (whether or not then due and payable) if all such items under clauses (i) through (vii) were prepaid, extinguished, unwound and settled in full as of such specified date. For purposes of determining the Deferred Purchase Price obligations as of a specified date, such obligations shall be deemed to be the maximum amount of Deferred Purchase Price owing as of such specified date (whether or not then due and payable) or potentially owing at a future date.

“Company Net Working Capital” means (a) the sum of all of the Company’s consolidated accounts receivable, inventory and prepaid expenses (each as defined by and determined in accordance with the consistently applied accounting practices and policies of the Company so long as such practices and policies are in accordance with GAAP) as of the Closing Date (as defined below) less (b) the Company’s consolidated total current liabilities (as defined by and determined in accordance with the consistently applied accounting practices and policies of the Company so long as such practices and policies are in accordance with GAAP, as of the Closing Date; provided, that, for purposes of calculating the Company Net Working Capital, the Company’s current liabilities shall include all (i) unpaid Company Debt (to the extent such Company Debt exceeds cash), (ii) unpaid Transaction Expenses, (iii) accounts payable of the Company, (iv) unpaid Change in Control Payments and (v) all unpaid employee compensation expenses (including Transaction Payroll Taxes and accrued vacation)); provided, further, that for purposes of determining Acquiror Total Common Shares at Closing, absent manifest error, the Company Net Working Capital shall be the amount set forth in the Company Net Working Capital Certificate.

“Company Net Working Capital Certificate” means a certificate executed by the Chief Executive Officer of the Company dated as of the Closing Date, certifying (a) the Company’s unaudited balance sheet as of the Closing Date and (b) the amount of Company Net Working Capital, including an itemized list of each asset and liability reflected therein, and each other element of the Company Net Working Capital.

“Company Option” means an option to purchase Company Common Stock granted pursuant to the Company Option Plan.

“Company Option Plan” means the Company’s 2010 Equity Incentive Plan.

“Company Preferred Stock” means the Series Seed Preferred Stock, the Series A Preferred Stock and the Series B Preferred Stock.

“Company Stockholders” means the holders of Company Capital Stock.

“Company Subsidiary” means any Subsidiary of the Company.

“Competition Law” means any merger control law or regulation that is applicable to the transactions contemplated by this Agreement.

“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement, executed by the Company on July 15, 2013, between the Company and Acquiror.

“Continuing Employee” means any employee of the Company or Company Subsidiary who continues his or her employment with Acquiror or one of its subsidiaries following the Closing Date, including, for the avoidance of doubt, each Specified Employee.

“Contract” means any written or oral contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders).

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” shall mean any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal or dissenters’ rights shall have been perfected in accordance with Delaware Law or California Law in connection with the Merger.

“Encumbrances” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim or restriction of any nature. Encumbrances exclude Technology and Intellectual Property licenses granted or to be granted to third parties or any work performed pursuant to any such license.

“Equityholder Matters” means any claim by any current or former securityholder of the Company, or any other Person, asserting, alleging or seeking to assert rights with respect to Company Capital Stock, or Company Options, including any claim asserted, based upon or related to (i) the ownership or rights to ownership of any Company Capital Stock, or Company Options, (ii) any rights of a stockholder of the Company, including any rights to securities, preemptive rights or rights to notice or to vote securities, (iii) any rights under the Charter Documents and (iv) any claim that such Person’s equity securities were wrongfully issued or repurchased by the Company or any Company Subsidiary, except in each case for the right following the Closing and in compliance with the terms of this Agreement of a Company Stockholder to receive such Company Stockholder’s portion of the Acquiror Total Common Shares as provided herein and set forth on the Spreadsheet.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity (whether or not incorporated) other than the Company that is (or at any relevant time was) a member of a “controlled group of corporations” with, under common control with, or a member of an “affiliated service group” with, the Company under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Amount Per Share” means a fraction of a share of Acquiror Common Stock equal to (a)(i) the Per Share Amount divided by (ii) the Aggregate Stockholder Consideration times (b) the Escrow Shares.

“Escrow Shares” means the product obtained by multiplying (a) the Acquiror Total Common Shares by (b) 15%.

“Fully-Diluted Company Capital Stock” means the sum of (a) the aggregate number of shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time, calculated on an as converted to Company Common Stock basis, plus (b) the aggregate number of shares of Company Capital Stock on an as converted to Company Common Stock basis that are issuable upon full exercise, exchange or conversion of all Company Options and any other rights (whether vested or unvested and including any commitments to grant Company Options or other equity incentives of the Company set forth in any Continuing Employee offer letters or otherwise that have not yet been granted by the Company) that are convertible into, exercisable for or exchangeable for, shares of Company Capital Stock. For the avoidance of doubt, Fully-Diluted Company Capital Stock will not include shares of Company Common Stock issuable upon exercise of Company Options that will terminate without exercise at the Company prior to the Closing.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Good Reason” means, with respect to any Continuing Employee, without the written consent of such Continuing Employee, either (a) a reduction in such Continuing Employee’s base salary of over 10% other than in connection with an Acquiror wide reduction in salary, or (b) a relocation of such Continuing Employee by Acquiror to a facility or location more than 25 miles from such Continuing Employee’s principal office location immediately prior to such relocation; provided, however, that a termination for Good Reason shall not have occurred unless (i) the applicable Continuing Employee delivers to Acquiror a written notice explaining the circumstances constituting Good Reason within 45 days after the first occurrence of the circumstances constituting Good Reason, (ii) Acquiror has failed within 45 days following receipt of such notice to cure the circumstances constituting Good Reason, and (iii) such Continuing Employee’s employment terminates no later than 45 days following the expiration of such cure period.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, or any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“International Employee Plan” shall mean each Company Employee Plan that is subject to the laws of any jurisdiction outside the United States or provides compensation or benefits to any Employee who performs services outside the United States.

“Key Employees” means those employees of the Company whose names are set forth on Schedule 1.1(a).

“Key Stockholders” means those stockholders of the Company whose names are set forth on Schedule 1.1(b).

“knowledge” means, with respect to the Company, the actual knowledge of the Key Employees and each member of the Company Board or would reasonably be expected to have after reasonable investigation of relevant records and documents and inquiry of such individual’s direct reports.

“Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any orders, writs, injunctions, awards, judgments and decrees applicable to the Company or any Company Subsidiary or to any of their respective assets, properties or businesses.

“made available” means, with respect to any material, that a copy of such material has been posted on or before 9:00 p.m. California time on a date that is three (3) Business Days prior to the Agreement Date to the electronic data room at box.com.

“Material Adverse Effect” means with respect to any entity, any change, fact, circumstance, condition, event or effect that is, or could reasonably be expected to be, materially adverse to the business, operations, assets (whether tangible or intangible), liabilities, condition (financial or otherwise), capitalization or results of operations or prospects of such entity taken as a whole with its subsidiaries, provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any change generally affecting the economy, financial markets or political, economic or regulatory conditions in the United States or any other geographic region in which the Company’s business is conducted, (ii) general financial, credit or capital market conditions or any changes therein, (iii) any change arising from or relating to compliance with the terms of this Agreement, or action taken, or failure to act, to which Acquiror has consented in writing, (iv) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement, (v) changes in Applicable Laws after the date hereof, (vi) changes resulting from the performance of this Agreement and the transactions contemplated hereby, or (vii) changes in GAAP after the date hereof, except in the case of (i), (ii), (iv), (v), or (vii), unless the Company is materially and disproportionately affected thereby.

“Non-Continuing Employee” means any employee of the Company or Company Subsidiary who is not a Continuing Employee.

“Option Exchange Ratio” means the Per Share Amount.

“Per Share Amount” means a fraction of a share of Acquiror Common Stock obtained by dividing (a) the Acquiror Total Common Shares by (b) the Fully-Diluted Company Capital Stock.

“Permanent Disability” means, with respect to any Continuing Employee, such Continuing Employee’s inability to engage in any substantial gainful activity by reason of any medically diagnosed physical or mental impairment that is expected to result in death or has lasted or can be expected to last for a continuous period of 12 months or more. A determination of such Permanent Disability will be made by a physician selected by the applicable Continuing Employee and reasonably acceptable to Acquiror.

“Permitted Encumbrances” mean (a) statutory liens for current Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Legal Requirements; and (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens.

“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, association, business organization or Governmental Entity.

“Pre-Closing Taxes” means (i) any Taxes of the Company or any Company Subsidiary with respect to any Pre-Closing Tax Period, and (ii) any Taxes of the Company, any Company Subsidiary or any Company Stockholder attributable to the transactions contemplated by this Agreement, including any Transaction Payroll Taxes, other than any Transfer Taxes specifically allocated to Acquiror pursuant to Section 6.7(c).

“Pro Rata Share” means for each Company Stockholder, the quotient, as set forth as a percentage in the Spreadsheet, obtained by dividing (a) Escrow Shares for each such Company Stockholder (including, for the avoidance of doubt, any Escrow Shares also subject to Acquiror’s Repurchase Option) by (b) Escrow Shares for all such Company Stockholders.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Required Stockholder Approval” means with respect to this Agreement (i) a majority of the votes represented by all outstanding shares of Company Common Stock voting as a separate class; (ii) a majority of the votes on an as converted to Company Common Stock basis of the votes represented by all outstanding shares of Company Preferred Stock voting as a separate class; and (iii) a majority of the votes represented by all outstanding shares of Company Common Stock and all outstanding shares of Company Preferred Stock, voting together as a single class on an as-converted to Company Common Stock basis.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” means the Series A Preferred Stock, $0.00001 par value per share, of the Company.

“Series B Preferred Stock” means the Series B Preferred Stock, $0.00001 par value per share, of the Company.

“Series Seed Preferred Stock” means the Series Seed Preferred Stock, $0.00001 par value per share, of the Company.

“Subsidiary” means with respect to any entity, that such entity shall be deemed to be a “Subsidiary” of another Person if such other Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body or (b) at least a majority of the outstanding equity interests of such entity.

“Target Net Working Capital” means $4,000,000.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (a) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), escheat, employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever but of a nature of a tax, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (b) any liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person, as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person, or by Contract or operation of Legal Requirements.

“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule, attachment or amendment, and information returns and reports) filed or required to be filed with any Tax Authority with respect to Taxes.

“Transaction Expenses” means all third party fees and expenses incurred by the Company or any Company Subsidiary in connection with the Merger, this Agreement and the transactions contemplated hereby, whether or not billed or accrued (including any fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers and brokers of the Company or any Company Subsidiary and any such fees incurred by Company Stockholders or Company employees if paid or to be paid for by the Company or any Company Subsidiary), together with all Change in Control Payments but excluding, for the avoidance of doubt, all Transaction Payroll Taxes.

“Transaction Payroll Taxes” means the employer portion of any employment or payroll Taxes with respect to any Change in Control Payments or other bonuses, option cashouts or other compensatory payments in connection with the transactions contemplated by this Agreement, whether payable by Acquiror, the Company or any Company Subsidiary.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 1.1 shall have the meanings assigned to such terms in this Agreement.

1.2 The Merger. At the Effective Time (as defined in Section 1.4), on the terms and subject to the conditions set forth in this Agreement, the Certificate of Merger in substantially the form attached hereto as Exhibit A (the “Certificate of Merger”) and the applicable provisions of Delaware Law, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and shall become a wholly-owned subsidiary of Acquiror. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.3 Closing. Unless this Agreement is earlier terminated pursuant to Section 8.1 hereof, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (local time) on a Business Day as promptly as practicable after the execution and delivery hereof by the parties hereto, and following satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article VII hereof (except for those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing), at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, CA 94025, unless another time, date or place is mutually agreed upon in writing by Acquiror and the Company; provided, however, that if the Six-Month Interim Reviewed Financial Statements and the Annual Audited Financial Statements (each as defined below) are not provided to Acquiror on or prior to October 15, 2013, then, following satisfaction and waiver (to the extent permitted hereunder) of the conditions set forth in Article VII hereof (except for those conditions that, by their nature are to be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing), Acquiror may designate, in its sole discretion, any date for the Closing that is on or prior to the Termination Date. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date”.

1.4 Effective Time. At the Closing, Merger Sub and the Company shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of acceptance by the Secretary of State of the State of Delaware of such filing or such later time as may be agreed to by Acquiror and the Company in writing (and set forth in the Certificate of Merger) being referred to herein as the “Effective Time”).

1.5 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become debts, liabilities and duties of the Surviving Corporation.

1.6 Certificate of Incorporation and Bylaws. Merger. At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is MoPub Inc”. At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.

1.7 Directors and Officers.

(a) Directors of the Surviving Corporation. Unless otherwise determined by Acquiror prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified.

(b) Officers of the Surviving Corporation. Unless otherwise determined by Acquiror prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

1.8 Effect on Company Capital Stock, and Company Options.

(a) Company Preferred Stock.

(i) Series Seed Preferred Stock. On the terms and subject to the conditions set forth in this Agreement and without any action on the part of any Company Stockholder, at the Effective Time each share of Series Seed Preferred Stock issued and outstanding immediately prior to the Effective Time and held by the Company Stockholders (other than Dissenting Shares), will be, by virtue of the Merger and without further action on the part of any Company Stockholder, canceled, extinguished and converted into the right to receive (A) as of the Effective Time, an amount payable in shares of Acquiror Common Stock, as reflected in the Spreadsheet, equal to the Closing Per Share Amount and (B) subject to the possibility of a reduction for the Company Stockholders’ indemnification obligations (as described in Article IX), an amount payable in shares of Acquiror Common Stock, as reflected in the Spreadsheet, equal to the Escrow Amount Per Share. The amount of shares each Company Stockholder is entitled to receive for the shares of Series Seed Preferred Stock held by such Company Stockholder shall be rounded down to the nearest whole share.

(ii) Series A Preferred Stock. On the terms and subject to the conditions set forth in this Agreement and without any action on the part of any Company Stockholder, at the Effective Time each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time and held by the Company Stockholders (other than Dissenting Shares), will be, by virtue of the Merger and without further action on the part of any Company Stockholder, canceled, extinguished and converted into the right to receive (A) as of the Effective Time, an amount payable in shares of Acquiror Common Stock, as reflected in the Spreadsheet, equal to the Closing Per Share Amount and (B) subject to the possibility of a reduction for the Company Stockholders’ indemnification obligations (as described in Article IX), an amount payable in shares of Acquiror Common Stock, as reflected in the Spreadsheet, equal to the Escrow Amount Per Share. The amount of shares each Company Stockholder is entitled to receive for the shares of Series A Preferred Stock held by such Company Stockholder shall be rounded down to the nearest whole share.

(iii) Series B Preferred Stock. On the terms and subject to the conditions set forth in this Agreement and without any action on the part of any Company Stockholder, at the Effective Time each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time and held by the Company Stockholders (other than Dissenting Shares), will be, by virtue of the Merger and without further action on the part of any Company Stockholder, canceled, extinguished and converted into the right to receive (A) as of the Effective Time, an amount payable in shares of Acquiror Common Stock, as reflected in the Spreadsheet, equal to the Closing Per Share Amount and (B) subject to the possibility of a reduction for the Company Stockholders’ indemnification obligations (as described in Article IX), an amount payable in shares of Acquiror Common Stock, as reflected in the Spreadsheet, equal to the Escrow Amount Per Share. The amount of shares each Company Stockholder is entitled to receive for the shares of Series B Preferred Stock held by such Company Stockholder shall be rounded down to the nearest whole share.

(b) Company Common Stock. On the terms and subject to the conditions set forth in this Agreement, and without any action on the part of any Company Stockholder, at the Effective Time each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by the Company Stockholders (other than Dissenting Shares), will be, by virtue of the Merger and without further action on the part of any Company Stockholder, canceled, extinguished and converted into the right to receive (A) as of the Effective Time, an amount payable in shares of Acquiror Common Stock, as reflected in the Spreadsheet, equal to the Closing Per Share Amount and (B) subject to the possibility of a reduction for the Company Stockholders’ indemnification obligations (as described in Article IX), an amount payable in shares of Acquiror Common Stock, as reflected in the Spreadsheet, equal to the Escrow Amount Per Share. The amount of shares each Company Stockholder is entitled to receive for the shares of Company Common Stock held by such Company Stockholder shall be rounded down to the nearest whole share.

(c) Transfer Restrictions. The shares of Acquiror Common Stock to which the Company Stockholders are entitled to receive in the Merger (including the Escrow Shares) shall be subject to certain restrictions on transfer as set forth in this Agreement and the form of Company Stockholder Investment Representation, Repurchase and Stockholder Obligation Letter.

(d) Company Options.

(i) On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, each Company Option, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time and that is held by an Employee who, immediately following the Effective Time, is a Continuing Employee shall be assumed by Acquiror and converted into an option to purchase Acquiror Common Stock, subject to and conditioned upon the holder of such Company Option agreeing to the terms and conditions set forth in Schedule 1.8(d)(i) prior to the Effective Time (such conditions, the “Assumed Option Conditions”). Except as otherwise set forth in this Agreement, each assumed Company Option (each, an “Assumed Option”) shall continue to have, and be subject to, the same terms and conditions set forth in the Company Option Plan and the Company Option agreement relating thereto as in effect immediately prior to the Effective Time, except that (x) such Assumed Company Option shall be exercisable for that number of whole shares of Acquiror Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio, rounded down to the nearest whole number of shares of Acquiror Common Stock; (y) the per share exercise price for the shares of Acquiror Common Stock issuable upon exercise of such Assumed Company Option shall be equal to the quotient obtained by dividing the exercise price per share of Company Common Stock at which such Assumed Company Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent; and (z) such Assumed Company Option shall be subject to the terms and conditions of the Assumed Option Conditions. Notwithstanding anything herein to the contrary, the exercise price of each Assumed Option, the number of shares of Acquiror Common Stock issuable pursuant to each Assumed Option and the terms and conditions of each Assumed Option shall in all events be determined in material compliance with Section 409A of the Code, and in the case of any Company Option that qualifies as an “incentive stock option” within the meaning of Section 422 of the Code, Section 424(a) of the Code.

(ii) On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, each Company Option (or portion thereof), whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time and that is (A) held by a Non-Continuing Employee or (B) held by a Continuing Employee who has not agreed to the Assumed Option Conditions as of the Effective Time, shall be cancelled without the payment of any consideration.

(iii) Except for Company Options held by the individuals set forth on Schedule 1.8(d)(iii), no Company Option shall have vesting accelerate in connection with the transactions contemplated by this Agreement.

(iv) Prior to the Effective Time, and subject to the review and approval of Acquiror, the Company shall take all actions necessary to effect the transactions contemplated by this Section 1.8(d) under the Company Option Plan, all Company Option agreements and any other plan or arrangement of the Company (whether written or oral, formal or informal), including adopting all resolutions, giving all notices, obtaining consents from each holder of such Company Options and taking any other actions which are reasonably necessary to effectuate this Section 1.8(d). At the Effective Time, the Company agrees to effect the termination of the Company Option Plan.

(e) Maximum Merger Consideration. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the aggregate consideration paid or distributed by Acquiror hereunder exceed the sum of the Acquiror Total Common Shares.

(f) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the sole stockholder of Merger Sub, be converted into and become one validly issued, fully paid and non-assessable share of Company Common Stock (and the shares of the Company into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Company’s capital stock that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of Merger Sub capital stock will evidence ownership of such shares of Company Common Stock.

(g) Treatment of Company Capital Stock Owned by the Company. At the Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury stock immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(h) Appraisal Rights. Notwithstanding anything contained herein to the contrary, any Dissenting Shares shall not be converted into the right to receive the consideration provided for in Section 1.8(a) or Section 1.8(b), as applicable, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to Delaware Law or California Law. Each holder of Dissenting Shares who, pursuant to the provisions of Delaware Law, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with Delaware Law or California Law (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the consideration payable pursuant to Section 1.8(a) or Section 1.8(b), as applicable, in respect of such shares as if such shares never had been Dissenting Shares, and Acquiror shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 1.9(a), following the satisfaction of the applicable conditions set forth in Section 1.9(a), the number of shares of Acquiror Common Stock to which such holder would be entitled in respect thereof under this Section 1.8 as if such shares never had been Dissenting Shares. The Company shall give Acquiror prompt notice of any demands for appraisal or purchase received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law or California Law and received by the Company, and Acquiror shall have the right to direct all negotiations and proceedings with respect to demands for appraisal or purchase under Delaware Law or California Law. The Company shall not, except with the prior written consent of Acquiror (which consent shall not be unreasonably withheld or delayed), or as otherwise required under Delaware Law or California Law, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares. The payout of consideration under this Agreement to the Company Stockholders (other than to holders of Dissenting Shares who shall be treated as provided in this Section 1.8(h) and under Delaware Law or California Law) shall not be affected by the exercise or potential exercise of appraisal rights or dissenters’ rights under Delaware Law or California Law by any other Company Stockholder. Notwithstanding the foregoing, to the extent that Acquiror, the Surviving Corporation or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the value of all the Acquiror Common Stock that otherwise would have been issuable in respect of such shares in accordance with this Agreement or (ii) incurs any Indemnifiable Damages (including attorneys’ and consultants’ fees, costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding) in respect of any Dissenting Shares (excluding payments for such shares) ((i) and (ii) together “Dissenting Share Payments”), Acquiror shall be entitled to recover under the terms of Article IX hereof the amount of such Dissenting Share Payments.

(i) Rights Not Transferable. The rights of the Company Stockholders as of immediately prior to the Effective Time are personal to each such Company Stockholder and shall not be transferable for any reason otherwise than by operation of law, will or the laws of descent and distribution. Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

1.9 Surrender of Certificates.

(a) Exchange Procedures. As soon as commercially practicable after the Effective Time, Acquiror shall mail, or cause to be mailed, to each Company Stockholder a letter of transmittal in substantially the form attached hereto as Exhibit D (the “Letter of Transmittal”) at the address set forth opposite such Company Stockholder’s name in the Spreadsheet. After receipt of such Letter of Transmittal and any other documents that Acquiror may reasonably require in order to effect the exchange (the “Exchange Documents”), such Company Stockholder will be required to surrender the certificates representing his, her or its shares of Company Capital Stock (the “Company Stock Certificates”) to Acquiror or Acquiror’s agent (as specified in the Letter of Transmittal) for cancellation, together with duly completed and validly executed Exchange Documents. Upon surrender of his, her or its Company Stock Certificates for cancellation to Acquiror or Acquiror’s agent, as the case may be, together with such Exchange Documents, duly completed and validly executed in accordance with the instructions thereto, the holder of such Company Stock Certificates shall be entitled to receive in exchange therefor such number of shares of Acquiror Common Stock such Company Stockholder is entitled to receive at the Closing pursuant to Section 1.8, and the Company Stock Certificates so surrendered shall be cancelled. Until so surrendered, after the Effective Time, the shares of Company Capital Stock held by such Company Stockholder immediately prior to the Effective Time shall, for all corporate purposes, evidence only the ownership of the right to the number of full shares of Acquiror Common Stock into which such shares of Company Capital Stock shall have been converted pursuant to the terms of this Agreement and as reflected in the Spreadsheet.

(b) No Further Ownership Rights in the Company Capital Stock. All consideration paid or payable following the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be so paid or payable in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Company of shares of Company Capital Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Company Stock Certificate is presented to the Company, the Surviving Corporation for any reason, such Company Stock Certificate shall be canceled and exchanged as provided in this Article I.

(c) Lost, Stolen or Destroyed Certificates. In the event any Company Stock Certificates shall have been lost, stolen or destroyed, Acquiror shall issue, or shall cause to be issued, in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such consideration, if any, as may be required pursuant to Section 1.8 hereof or the Spreadsheet, as applicable; provided, however, that Acquiror shall, as a condition precedent to the issuance thereof, require the Company Stockholder who is the owner of such lost, stolen or destroyed certificates to deliver a bond in such amount as it may reasonably direct, indemnifying Acquiror, the Company, the First-Surviving Corporation and the Surviving Corporation against any claim that may be made against Acquiror, the Company, and the Surviving Corporation with respect to the certificates or agreements alleged to have been lost, stolen or destroyed.

(d) Escrow. As promptly practicable after the Closing, Acquiror shall deposit the Escrow Shares with the Escrow Agent pursuant to the Escrow Agreement. The Escrow Shares shall be withheld from the Acquiror Common Stock issuable pursuant to Section 1.9(a) to the Company Stockholders as provided for herein. The Escrow Shares shall constitute security solely for the indemnification obligations of such Company Stockholders pursuant to Article IX, and shall be held in and distributed in accordance with the provisions of this Agreement and the Escrow Agreement. As promptly as practicable after the 18-month anniversary of the Closing Date (the “Escrow Fund Release Date”), the Escrow Agent shall promptly release to the Company Stockholders (and in all cases subject to the provisions of Article IX) the Escrow Shares, subject to any reduction resulting from payments made or potentially to be made pursuant to claims for indemnification made prior to the Escrow Fund Release Date in satisfaction of the Company Stockholders’ indemnification obligations for Indemnifiable Damages, as described in Article IX. Notwithstanding anything to the contrary herein, no fraction of an Escrow Share shall be released from the Escrow Fund (as defined below) and all releases of Escrow Shares shall be rounded down to the nearest whole Escrow Share.

1.10 Tax Consequences. The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a)(1) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3. Unless required by applicable Legal Requirements, each party hereto shall cause all Tax Returns relating to the Merger to be filed on the basis of treating the Merger as a “reorganization” within the meaning of Section 368(a)(1) of the Code. Notwithstanding the foregoing, except for Acquiror’s representations in Section 3.1 that Merger Sub is a direct, wholly-owned subsidiary of Acquiror, Acquiror makes no representations or warranties to the Company or to any securityholder of the Company regarding the Tax treatment of the Merger, or any of the Tax consequences to the Company or any securityholder of the Company of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby. The Company acknowledges that the Company and the securityholders of the Company are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated hereby.

1.11 Withholding Rights. Acquiror, the Company, the Surviving Corporation and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, to any Person, such amounts as Acquiror, the Company, or the Surviving Corporation is required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of applicable Tax law. To the extent that amounts are so withheld and paid over to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Person in respect of which such deduction and withholding was made.

1.12 Cash Distribution. Immediately prior to Closing, the Company may distribute to the Company Stockholders all cash held by the Company, but only to the extent that such cash exceeds Company Debt as of immediately prior to the Closing.

1.13 Deposit of Stockholders’ Agent’s Expense Fund. Prior to the Closing, the Company shall deposit $50,000.00 with the Stockholders’ Agent for the Expense Fund pursuant to Section 9.8(f).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the disclosures set forth in the disclosure schedule of the Company delivered to Acquiror concurrently with the parties’ execution of this Agreement (the “Company Disclosure Schedule”) (each of which disclosures (i) in order to be effective as an exception to the representations and warranties contained in any Section of this Article II, shall (a) clearly indicate such Section and, if applicable, the Subsection of this Article II to which such disclosure relates or (b) upon a reading thereof without any independent knowledge of the subject matter thereof, reasonably apparently apply to such Section; and (ii) shall in any event also be deemed to be representations and warranties made by the Company to Acquiror under this Article II), the Company represents and warrants to Acquiror, as of the Agreement Date and as of the Effective Time, as though made at the Effective Time, as follows:

2.1 Organization, Good Standing, Corporate Power and Qualification.

(a) The Company is duly incorporated and organized, and is validly existing in good standing, under the laws of the State of Delaware. The Company has the requisite corporate power and authority to enter into and perform this Agreement and all other agreements required to be entered into and performed by the Company under this Agreement (the “Company Related Agreements”), to own and operate its properties and assets and to carry on its business. The Company is duly qualified and is authorized to transact business and is in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualification necessary. The Company has made available a true and correct copy of its certificate of incorporation, as amended to date (the “Certificate of Incorporation”), and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”), to Acquiror. The Company Board has not approved or proposed any amendment to any of the Charter Documents.

(b) Section 2.1(b) of the Company Disclosure Schedule lists the directors and officers of the Company as of the date hereof, separately noting which of such directors and officers has any rights to indemnification from the Company and the Contract pursuant to which such rights were granted and also separately lists any other Person with rights to indemnification from the Company.

(c) Section 2.1(c) of the Company Disclosure Schedule lists every state or foreign jurisdiction in which the Company has employees or facilities or otherwise conducts its business. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.

(d) Section 2.1(d) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Subsidiaries. Each of the Company Subsidiaries is duly organized, validly existing and in good standing under the Legal Requirements of the jurisdiction of its formation, and has all requisite power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, and to carry on its business. Each Company Subsidiary is duly qualified to do business as a foreign entity, and is in good standing, under the Legal Requirements of each jurisdiction in which the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary, except in those jurisdictions where the failure to be so qualified or in good standing, when taken together with all other failures by the Company and Company Subsidiaries to be so qualified or in good standing, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company owns directly or indirectly all of the issued and outstanding shares of capital stock of each of the Company Subsidiaries. No shares of Company Common Stock are held by a Company Subsidiary. True and complete copies of the certificate of incorporation and bylaws (or equivalent organizational documents) of each Company Subsidiary, each as amended and in effect as of the date of this Agreement, have been made available to Acquiror or its advisors.

2.2 Capitalization.

(a) The authorized capital stock of the Company consists solely of (i) 26,000,000 shares of Company Common Stock, of which 9,206,501 shares are issued and outstanding as of the date hereof, and (ii) 12,270,961 shares of Company Preferred Stock, of which (x) 3,124,423 shares are designated “Series Seed Preferred Stock”, 3,124,423 shares of which are issued and outstanding as of the date hereof, (y) 4,946,538 shares are designated “Series A Preferred Stock”, 4,946,538 shares of which are issued and outstanding as of the date hereof, and (z) 4,550,000 shares are designated “Series B Preferred Stock”, 4,503,074 shares of which are issued and outstanding as of the date hereof. Each share of Company Preferred Stock is convertible into shares of Company Common Stock at a 1:1 ratio, and there are no outstanding anti-dilution or other adjustments to the respective conversion rates of the Company Preferred Stock.

(b) Except for the Company Option Plan, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person. The Company has reserved 3,790,768 shares of Company Common Stock for issuance to employees, non-employee directors, advisors and consultants pursuant to the Company Option Plan, of which, as of the date hereof (i) 2,627,596 shares are issuable upon the exercise of outstanding, unexercised options granted under the Company Option Plan, (ii) 1,265,783 shares have been issued upon the exercise of options granted under the Company Option Plan, (iii) no shares have been issued in the form of restricted stock granted under the Company Option Plan, and (iv) 14,264 shares remain available for future grant. Section 2.2(b) of the Company Disclosure Schedule sets forth, as of the date hereof, for each outstanding Company Option, the name of the holder of such option, the type of entity of such holder, the domicile address of such holder, the type and number of shares of Company Capital Stock issuable upon the exercise of such option, the exercise price of such option, the date of grant of such option , the expiration date of such option, the vesting schedule for such option, including the extent vested to date and whether (and to what extent) the vesting of such option is subject to acceleration as a result of the transactions contemplated by this Agreement and whether such option is a nonstatutory option or qualifies as an “incentive stock” option as defined in Section 422 of the Code. The Company has timely prepared, submitted and filed all Tax forms and other documents and notices required to be prepared, submitted or filed in connection with the grant, issuance and/or exercise of Company Options. True and complete copies of all agreements and instruments relating to or issued under the Company Option Plan have been made available to Acquiror, and such agreements and instruments have not been amended, modified or supplemented other than as provided in this Agreement, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof made available to Acquiror.

(c) All issued and outstanding shares of Company Capital Stock and all Company Options were issued in all material respects in compliance with all applicable Legal Requirements and all requirements set forth in applicable Contracts. The outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable and the issuances thereof have been approved by all requisite Company Stockholder action. The Company has obtained investor questionnaires from each Company Stockholder and no more than five (5) Company Stockholders are currently, or will be at the time of the Closing, unaccredited investors under the Securities Act.

(d) As of the date hereof, the Company Capital Stock is held by the Persons with the domicile addresses and in the amounts set forth on Section 2.2(d) of the Company Disclosure Schedule which further sets forth for each such Person (i) their “accredited investor” status within the meaning of Regulation D of the Securities Act, (ii) the number of shares held by such Person, (iii) the number of the applicable stock certificate(s) representing such shares, (iv) the number of shares subject to repurchase, (v) whether any such repurchase rights will lapse, in whole or in part, as a result of this Agreement and the transactions contemplated hereby, (vi) the vesting schedule for such shares and (vii) whether any of such shares were eligible for an election under Section 83(b) of the Code, including the date of issuance of such shares, and whether, to the knowledge of the Company, such election under Section 83(b) of the Code was timely made.

(e) There are no outstanding options (including Company Options), warrants, rights (including conversion or preemptive rights), proxy or stockholder agreements or agreement for the purchase or acquisition from the Company of any shares of Company Capital Stock or any securities convertible into or ultimately exchangeable or exercisable for any shares of the Company Capital Stock. Except for outstanding grants of Company Options (each of which are listed on Section 2.2(b) of the Company Disclosure Schedule), the Company has not made any binding promises or agreements to grant equity incentives to any officer, advisor or Employee of the Company. No shares of Company Capital Stock are subject to any Encumbrances, preemptive rights, rights of first refusal or other rights to purchase such stock (whether in favor of the Company or any other Person). The Company has no liability for dividends accrued or declared but unpaid. No Company Stockholder has entered into any agreement with respect to the voting of equity securities of the Company. As a result of the Merger, upon the Effective Time, Acquiror will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.

(f) The Spreadsheet, including the allocation of the Acquiror Total Common Shares set forth therein, will, when delivered at Closing, be accurate and consistent with the Company’s Certificate of Incorporation in effect as of immediately prior to the Effective Time.

2.3 Due Authorization. The Company has all requisite corporate power and authority to enter into this Agreement and the Company Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Company Related Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize the Agreement and the Company Related Agreements and the transactions contemplated hereby and thereby, subject only to receipt of the Required Stockholder Approval, which shall occur within four (4) hours after the execution of this Agreement. The Company Board has (a) unanimously resolved that the Merger is advisable and in the best interests of the Company and its stockholders, and (b) unanimously approved the Agreement and the Merger. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar Legal Requirements affecting the rights of creditors generally and (ii) Legal Requirements governing specific performance, injunctive relief and other equitable remedies.

2.4 No Conflict. The execution and delivery by the Company of this Agreement and the Company Related Agreements, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (a) any provision of the Charter Documents, as amended, or similar Company Subsidiary organizational documents, (b) any Company Material Agreement to which the Company or any Company Subsidiary is a party, or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Company Subsidiary or any of their respective properties or assets (whether tangible or intangible). Section 2.4 of the Company Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Material Agreements as are required thereunder in connection with the Merger, or for any such Company Material Agreement to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company and any Company Subsidiary under such Company Material Agreements from and after the Effective Time. Following the Effective Time, the Surviving Corporation will be permitted to exercise all of its rights under the Company Material Agreements without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company and any Company Subsidiary would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

2.5 Governmental Consents. Except for (a) the filing of the Certificate of Merger and (b) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), and applicable foreign antitrust or competition Legal Requirements, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in order to enable the Company to execute, deliver and perform its obligations under this Agreement or the Company Related Agreements, except for such qualifications or filings under applicable securities laws as may be required in connection with the transactions contemplated by this Agreement. All such qualifications and filings will, in the case of qualifications, be effective on the Closing and will, in the case of filings, be made within the time prescribed by applicable Legal Requirements.

2.6 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation of any nature (“Action”) pending, or, to the Company’s knowledge, threatened, against the Company, any Company Subsidiary, or any of their respective properties or assets, or to its knowledge, pending or threatened against any of its directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company), nor to the knowledge of the Company is there any reasonable basis therefor. Neither the Company nor any Company Subsidiary is a party or, to its knowledge subject to the provisions of, any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no Action by the Company or any Company Subsidiary currently pending or which the Company or any Company Subsidiary intends to initiate.

2.7 Restrictions on Business Activities. There is no Contract to which the Company or any Company Subsidiary is a party or judgment, injunction, order or decree binding upon the Company or any Company Subsidiary which has or would reasonably be expected to have, whether before or after the Effective Time, the effect of prohibiting or impairing any current or presently proposed business practice of the Company or any Company Subsidiary, any acquisition of property by the Company or any Company Subsidiary or the conduct of business by the Company or any Company Subsidiary. Without limiting the generality of the foregoing, neither the Company or any Company Subsidiary has entered into any Contract under which the Company nor any Company Subsidiary is restricted from selling, licensing, manufacturing, delivering or otherwise distributing or commercializing any Company Owned Intellectual Property or Company Products or from providing services to customers, any class of customers, or any potential customers or class of customers, in any geographic area, during any period of time, or in any segment of the market, including by means of any grant of exclusivity, but excluding license restrictions with respect to Third Party Intellectual Property.

2.8 Intellectual Property.

(a) As used in this Agreement, the following terms have the meanings indicated below:

(i) “Behavioral Information” means data collected from an IP address, web beacon, pixel gig, ad tag, cookie, local storage object, software, or by any other means, or from a particular computer, Web browser, mobile telephone, or other device or application, where such data (x) is collected from a particular computer or device regarding Web viewing over time and across non-affiliate Web sites or online services; or (y) is or may be used to identify or contact an individual or device or application, to predict or infer the preferences, interests, or other characteristics of the device or application or of a user of such device or application, or to target advertisements or other content to a device or application, or to a user of such device or application.

(ii) “Customer Data” means all data and content (x) uploaded or otherwise provided by or on behalf of the Company’s customers to, or stored by the Company’s customers on, the Company’s products and services; or (y) collected by the Company’s products and services; including all Behavioral Information.

(iii) “Company Intellectual Property Agreements” means the Inbound License Agreements and the Outbound License Agreements. For clarity, “Company Intellectual Property Agreements” excludes Ordinary Course In-Licenses and Ordinary Course Out-Licenses.

(iv) “Company Owned Intellectual Property” means any and all Intellectual Property Rights and Technology that are owned or purported to be owned by the Company.

(v) “Company Products” means all products and services developed, produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company prior to the Closing, and all products and services currently under development by the Company.

(vi) “Company Source Code” means, collectively, any software source code or database specifications or designs, or any proprietary information, build scripts, test scripts, documentation, instructions or algorithms contained in or relating to any software included in the Company Owned Intellectual Property or the Company Products.

(vii) “Governmental or University Grant” means any grant, incentive, subsidy, award, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege provided or made available by or on behalf of or under the authority of any governmental grant programs, or on behalf of or under the authority of any university, college, other educational institution, multi-national, bi-national or international organization or research center, for the financing of research and development.

(viii) “Intellectual Property Rights” means any and all rights in, arising out of, or associated with any of the following, throughout the world: (i) patents, including utility models, industrial designs and design patents, and applications therefor (and any patents that issue as a result of those patent applications), and including all divisionals, continuations, continuations-in-part, continuing prosecution applications, substitutions, reissues, re-examinations, renewals, provisionals and extensions thereof, and any counterparts worldwide claiming priority therefrom, and all rights in and to any of the foregoing (“Patents”), (ii) trade and industrial secrets, confidential or proprietary information and any know how (“Trade Secrets”), (iii) trade names, logos, trademarks, service marks, service names, trade dress, company names, collective membership marks, certification marks, slogans, 800 numbers, social media pages, hash tags and other similar forms indicia of origin, whether or not registerable as a trademark in any given country, together with registrations and applications therefor, and the goodwill associated with any of the foregoing (“Trademarks”), (iv) Internet domain names and URLs, (v) copyrights, and any other similar rights of authors or in works of authorship (“Copyrights”), (vi) all rights in data collections and databases and documentation related thereto, (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, (viii) applications for, registrations of, and divisions, continuations, continuations-in-part, reissuances, renewals, extensions, restorations and reversions of the foregoing (as applicable); and (ix) all other similar or equivalent intellectual property or proprietary rights now known or hereafter recognized anywhere in the world, including the right to enforce and recover damages for the infringement or misappropriation of any of the foregoing.

(ix) “Open Source Materials” means software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public

License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL), Open Source Initiative, and the Apache License) that (a) could require or could condition the use or distribution of such software or other material, or portion thereof, on (1) the disclosure, licensing, or distribution of any source code for any portion of such software, or (2) the granting to licensees of the right to make derivative works or other modifications to such software or other material or portions thereof, or (b) could otherwise impose any limitation, restriction, or condition on the right or ability of the Company to use, sell, offer for sale, license, distribute or charge for any Company Product.

(x) “Personally Identifiable Information” means any information or data that alone or in combination with other information collected, held, or otherwise managed by the Company can be used to specifically identify an individual, along with any other information or data associated directly with such identifying information.

(xi) “Private Information” means Behavioral Information and Personally Identifiable Information.

(xii) “Registered IP” means Intellectual Property Rights that have been registered, filed or issued under the authority of, with or by any Governmental Entity, or other public or quasi-public legal authority, including the United States Patent and Trademark Office, the U.S. Copyright Office and their equivalents worldwide.

(xiii) “Technology” means any or all of the following and any tangible embodiments thereof: (i) works of authorship, including computer programs, whether in source code or in executable code form, application programming interfaces, software architecture, and any associated documentation, (ii) inventions (whether or not patentable), discoveries and improvements, and any associated lab notebooks or other indicia or records of invention; (iii) proprietary and confidential information, Trade Secrets, (iv) databases, data compilations and collections and technical data and performance data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) methods and processes, (viii) devices, prototypes, data bases, designs and schematics, including for any Company Products, and (ix) any other tangible embodiments of Intellectual Property Rights.

(xiv) “Third Party Intellectual Property” means any and all Intellectual Property Rights and Technology owned by a third party.

(xv) For purposes of this Section 2.8, references to the “Company” shall include the Company Subsidiaries, unless the context otherwise requires.

(b) Title to Company Owned Intellectual Property. All Company Owned Intellectual Property is owned exclusively by the Company free and clear of all Encumbrances, other than Permitted Encumbrances. The Company has the exclusive right to bring a claim or suit against a third party for infringement or misappropriation of the Company Owned Intellectual Property. The Company has not transferred ownership of, or agreed to transfer ownership of, or permitted any person to, retain, any exclusive rights, or joint ownership of, any Intellectual Property Rights that are or were Company Owned Intellectual Property to any third party or permitted any rights of the Company that are or were material Company Owned Intellectual Property to enter the public domain. To the knowledge of the Company, there has not been and there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company Owned Intellectual Property by any third party.

(c) Company Registered IP. Section 2.8(c) of the Company Disclosure Schedule lists a true and complete list of all Registered IP owned or purported to be owned by, filed in the name of, or licensed exclusively to, the Company (“Company Registered IP”), indicating for each item the registration or application number and the applicable jurisdiction. Each item of Company Registered IP is and at all times has been in compliance with all Legal Requirements (including payment of filing, examination and maintenance fees and proofs of use), is valid, subsisting and enforceable, and there are no facts or circumstances known to the Company that would render any Company Registered IP invalid or unenforceable. No application for a Patent or a material Copyright, mask work, or Trademark registration or any other type of material Company Registered IP filed by or on behalf of the Company at any time since January 1, 2010 has been abandoned, allowed to lapse, or rejected. The Company and its patent counsel have complied with their duty of candor and disclosure and have made no material misrepresentations in the filings submitted to the applicable Governmental Entities with respect to all Patents included in the Company Registered IP. To the knowledge of the Company, the Company has not engaged in Patent or Copyright misuse or any fraud or inequitable conduct in connection with any Company Registered IP. To the knowledge of the Company, no Trademark owned, used, or applied for by the Company conflicts or interferes with any Trademark owned, used, and applied for by any other Person. To the knowledge of the Company, no event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any material Trademark owned, used, or applied for by the Company. All necessary maintenance and renewal fees currently due in connection with Company Registered IP have been made, and all necessary documents, recordations and certifications in connection with such Company Registered IP have been filed, with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of prosecuting and maintaining such Company Registered IP. Except as set forth in Section 2.8(c) of the Company Disclosure Schedule, there are no actions that are required to be taken by the Company within 180 days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates, for the purposes of perfecting, maintaining, or renewing any Company.

(d) Employees. All rights in, to and under all Intellectual Property Rights and Technology created by the Company’s employees or founders for or on behalf of the Company, if any (i) prior to the inception of the Company or (ii) prior to their commencement of employment with the Company have been duly and validly assigned to the Company and the Company has no reason to believe that any such Person is unwilling to provide the Company, the Surviving Corporation or Acquiror with such cooperation as may reasonably be required to complete and prosecute all appropriate U.S. and foreign patent and copyright filings related thereto.

(e) Private Grants. None of the Company Owned Intellectual Property was conceived or first reduced to practice by any founder, developer, inventor or other contributor to such Company Owned Intellectual Property operating under any grants from any private source, performing research sponsored by any private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect, restrict or in any manner encumber the Company’s rights in such Company Owned Intellectual Property.

(f) Government Funding.

(i) No government funding, facilities or resources of any university, college, other educational institution, multi-national, bi-national or international organization or research center were used, directly or indirectly, in the development of any Company Owned Intellectual Property for the Company or otherwise made available to the Company for any purpose. No Governmental Entity, university, college, other educational institution, multi-national, bi-national or international organization or research center (x) owns or otherwise holds, or has the right to obtain, any rights to any Company Owned Intellectual Property, whether now existing or hereafter developed, licensed or acquired, (y) has imposed or purported to impose, or has the right, whether contingent or otherwise, to impose, any obligations or restrictions on the Company or any of its Affiliates (or, following the Effective Time, on Acquiror, the Surviving Corporation or any other Affiliate) with respect to the licensing or granting of any Company Owned Intellectual Property, or (z) is or may become entitled to receive any royalties or other payments from the Company (or, following the Effective Time, the Acquiror, the Surviving Corporation or any other Affiliate) with respect to the licensing or granting of any Company Owned Intellectual Property; provided that the foregoing representations and warranties of the Company shall not be deemed breached by the operation of any Contract either (i) to which Acquiror or any of its Affiliates is a party prior to the Closing or (ii) that is entered into after the Closing. Section 2.8(f)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all items of Company Owned Intellectual Property that were developed or derived from, in whole or in part, funding or resources provided by, or are subject to restriction, constraint, control, supervision, or limitations imposed by, any other Governmental Entity, regulatory authority, or any university, college, other educational institution, multi-national, bi-national or international organization or research center.

(ii) Section 2.8(f)(ii) of the Company Disclosure Schedule sets forth, with respect to each Governmental or University Grant referred to in Section 2.8(f)(i) of the Company Disclosure Schedule: (x) a complete and accurate report of the total amount of the benefits received by the Company under each such Governmental or University Grant and the total amount of the benefits available for future use by the Company under each such Governmental or University Grant; (y) the time period in which the Company received, or will be entitled to receive, benefits under such Governmental or University Grant; and (z) any Governmental or University Grant consisting of a Tax incentive (other than incentives generally available by operation of law without application or action by any Governmental Entity). The Company is in compliance with and has duly fulfilled all the terms, conditions, requirements and criteria of all Governmental and University Grants. No event has occurred, and no circumstance or condition exists, that would or that could reasonably be expected to give rise to: (A) the annulment, revocation, withdrawal, suspension, cancellation, recapture or modification of any Governmental or University Grant; (B) the imposition of any limitation on any Governmental or University Grant or any benefit available in connection with any Governmental or University Grant; or (C) a requirement that the Company return or refund any benefits provided under any Governmental or University Grant. No consent of any Governmental Entity or other Person is required to be obtained prior to the Effective Time pursuant to the terms of this Agreement in order to comply with and to preserve the entitlement of the Company to any Governmental or University Grant or to avoid any change in the terms and conditions applicable to the Company under any such Governmental or University Grant. No Governmental or University Grant imposes any restriction on the Company’s use of any Intellectual Property Rights or Technology developed with funds received under such Governmental or University Grant or gives the grantor of such Governmental or University Grant any rights in any such developed Intellectual Property Rights or Technology, including any “march in” or similar rights.

(g) Invention Assignment and Confidentiality Agreement. In each case in which the Company has engaged any consultant, advisor, employee or independent contractor to independently or jointly conceive, reduce to practice, create or develop any Intellectual Property Rights or Technology for or on behalf of the Company (each an “Author”), the Company has obtained written and enforceable proprietary information and invention disclosure and Intellectual Property Rights assignments from the Author in the form of the Company’s standard form of employee proprietary information agreement containing any assignment or license of Intellectual Property Rights (the “Employee Proprietary Information Agreement”) or the Company’s standard form of professional services, outsourced development, consulting, or independent contractor agreements containing any assignment or license of

Intellectual Property Rights (the “Consultant Proprietary Information Agreements”), as applicable, copies of which are attached to Section 2.8(g)(i) and Section 2.8(g)(ii), respectively, of the Company Disclosure Schedule. No Author has retained any ownership rights in any Intellectual Property Rights or Technology developed by such Author for the Company and the Company has obtained from such Authors a waiver of all waivable non-assignable rights, including moral rights. The Company has made available to Acquiror copies of all such forms currently and historically used by the Company. Section 2.8(g)(i) of the Company Disclosure Schedule accurately identifies as of the date of this Agreement each Employee Proprietary Information Agreement and Consultant Proprietary Information Agreement containing any assignment or license of Intellectual Property Rights that deviates in any material respect from the corresponding standard form agreement made available Acquiror.

(h) No Violation. No current or former employee, consultant, advisor or independent contractor of the Company: (i) is in violation of any material term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee’s, consultant’s, advisor’s or independent contractor’s being employed by, or performing services for, the Company or using Trade Secrets or proprietary information of others without permission; or (ii) has developed any Technology for the Company that is subject to any agreement under which such employee, consultant, advisor or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such Technology.

(i) Confidential Information. The Company has taken reasonable steps to protect and preserve the confidentiality of all confidential or non-public information of the Company or provided by any third party to the Company (“Confidential Information”). All current and former employees and contractors of the Company and any other third party having access to Confidential Information have executed and delivered to the Company a written legally binding agreement sufficient to protect such Confidential Information. The Company has implemented and maintains reasonable and appropriate disaster recovery and security plans, procedures and facilities and has taken other reasonable steps consistent with (or exceeding) industry practices of companies offering similar services to safeguard the Confidential Information, Private Information and Customer Data, and information technology systems utilized in the operation of the business of the Company, from unauthorized or illegal access and use. There has been no breach of security or unauthorized access by third parties to such information technology systems utilized in the operation of the business of the Company or the Confidential Information, Private Information or Customer Data.

(j) Non-Infringement. The Company has not brought any action, suit or proceeding against any third party for infringement or misappropriation of any Intellectual Property Rights. The Company Products, and the operation of the business of the Company, including the design, development, manufacture, coding, use, sale, provision, offer to sell and distribution of any Company Products, has not and is not infringing, misappropriating or violating and will not infringe, misappropriate or violate when conducted in substantially the same manner by Acquiror and/or Surviving Corporation following the Closing, the Intellectual Property Rights of any third party, has not and does not violate any right of any person (including any right to privacy or publicity), or has not and does not constitute unfair competition or trade practices under the Legal Requirements of any jurisdiction. No claim or action has been brought or asserted against the Company by, and the Company has not received notice or any other overt threats, including indemnification claims, from any third party (nor does the Company have knowledge of any reasonable basis therefor), (i) challenging the Intellectual Property Rights of the Company, (ii) inviting the Company to license such third party’s Intellectual Property Rights, or (iii) claiming that any Company Product or the operation of the Company’s business, infringes or misappropriates the Intellectual Property Rights of any third party, violates the rights of any third party (including any right to privacy or publicity), or constitutes unfair competition or trade practices under the Legal Requirements of any jurisdiction (nor does the Company have knowledge of any reasonable basis therefor). There are no forbearances to sue, consents, settlement agreements, judgments, orders or similar obligations, other than the Company Intellectual Property Agreements set forth on Section 2.8(j) of the Company Disclosure Schedule, that do or may: (x) restrict the rights of the Company to use, transfer, license or enforce any of its Intellectual Property Rights, (y) restrict the conduct of the business of, including any payments by or conditions on, the Company in order to accommodate a third party’s Intellectual Property Rights, or (z) grant any third party any right with respect to any Company Owned Intellectual Property, other than non-disclosure agreements, evaluation licenses and non-exclusive end-user licenses or service agreements granted in the ordinary course of business consistent with past practice.

(k) Licenses; Agreements. Section 2.8(k)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all Contracts under which the Company grants to a third party any rights under or with respect to any Company Owned Intellectual Property or Company Product (each an “Outbound License Agreement”), other than non-disclosure agreements, evaluation licenses and non-exclusive end-user licenses or service agreements granted by the Company to the Company’s customers in the ordinary course of business (collectively, “Ordinary Course Out-Licenses”). Except for Outbound License Agreements set forth in Section 2.8(k)(i) of the Company Disclosure Schedule and Ordinary Course Out-Licenses, the Company has not granted any options, licenses or agreements of any kind relating to any Company Owned Intellectual Property or Company Products, including any covenant or other provision that in any way limits or restricts the ability of the Company to use, assert, enforce, or otherwise exploit any Company Owned Intellectual Property or Company Products anywhere in the world. Section 2.8(k)(iii) of the Company Disclosure Schedule sets forth a complete and accurate list of all Contracts under which a third party grants to the Company any rights under or with respect to any Intellectual Property Rights included in or used in (i) the development of Company Products, or (ii) the operation of the Company’s business (each, an “Inbound License Agreement”), other than licenses for commercially available “off-the-shelf” software licensed to the Company in object code form (“Shrink-Wrap Licenses”), licenses of Open Source Materials, non-disclosure agreements, evaluation licenses and standard licenses granted to the Company that are contained in the Company’s Ordinary Course Out-Licenses in the ordinary course of business (collectively, “Ordinary Course In-Licenses”).

(l) Company Intellectual Property Agreements. All Company Intellectual Property Agreements are in full force and effect. With respect to the Company Intellectual Property Agreements:

(i) The Company is not (and will not be as a result of the execution and delivery or effectiveness of this Agreement or the performance of the Company’s obligations under this Agreement), and, to the knowledge of the Company, all other parties are not, in breach of any Company Intellectual Property Agreement and the consummation of the transactions contemplated by this Agreement will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to any Company Intellectual Property Agreements, or give any counterparty to any Company Intellectual Property Agreement the right to do any of the foregoing; provided that the foregoing representations and warranties of the Company shall not be deemed breached by the operation of any Contract either (i) to which Acquiror or any of its Affiliates is a party prior to the Closing or (ii) that is entered into after the Closing;

(ii) At the Closing, the Acquiror and Surviving Corporation (as a wholly-owned subsidiary of Acquiror), will be permitted to exercise all of the Company’s rights under the Company Intellectual Property Agreements to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay; provided that the foregoing representations and warranties of the Company shall not be deemed breached by the operation of any Contract either (i) to which Acquiror or any of its Affiliates is a party prior to the Closing or (ii) that is entered into after the Closing;

(iii) There are no disputes involving the Company or any contractors, consultants, employees, founders, officers or directors of the Company regarding the scope of any Company Intellectual Property Agreements, or performance under any Company Intellectual Property Agreements including with respect to any payments to be made or received by the Company thereunder;

(iv) No Company Intellectual Property Agreement requires the Company to return or refund any amounts paid to it, or grant any credit to any third party, or pay any liquidated damages or penalties in the event of any breach of any warranty or any failure of the Company to perform under such Company Intellectual Property Agreement; and

(v) No third party that has licensed Intellectual Property Rights to the Company has retained ownership of, or license rights under, any Intellectual Property Rights in or to improvements or derivative works made by the Company in such Third Party Intellectual Property.

(m) No Conflict. Neither this Agreement, the transactions contemplated by this Agreement, nor the assignment to Acquiror and/or the Surviving Corporation by operation of law or otherwise of any Contracts to which the Company is a party, will result in, by the terms of such Contracts: (i) Acquiror or any of its Affiliates granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to Acquiror or any of its Affiliates, or (ii) Acquiror or any of its Affiliates, being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses.

(n) Software; Source Code. The Company has not disclosed, delivered, licensed or made available to any Person or agreed or obligated itself to disclose, deliver, license or make available to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code, other than disclosures to employees and consultants involved in the development of Company Products under binding written agreements that prohibit use or disclosure except in the performance of services for the Company. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company of any Company Source Code, other than disclosures to employees and consultants involved in the development of Company Products under binding written agreements that prohibit use or disclosure except in the performance of services for the Company. Without limiting the foregoing, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will result in a release from escrow or other delivery to a third party of any Company Source Code; provided that the foregoing representations and warranties of the Company shall not be deemed breached by the operation of any Contract either (i) to which Acquiror or any of its Affiliates is a party prior to the Closing or (ii) that is entered into after the Closing. The software used by the Company in the provision of any Company Product: (i) to the knowledge of the Company, has sufficiently documented source code enabling a reasonably skilled software developer to understand, modify, compile and otherwise utilize the related technology; and (ii) does not contain any disabling mechanisms or protection features which are designed to disrupt, disable, harm or otherwise impede in any manner the operation of, or provide unauthorized access to, a computer system or network or other device on which Company Product software is stored or installed or damage or destroy any data or file without the user’s consent. The Company has implemented procedures consistent with standard industry practices to ensure that each Company Product and any software included in the Company Owned Intellectual Property are free from viruses, disabling or other malicious codes. The Company Products and the software included in the Company Owned Intellectual Property do not contain any errors or bugs that adversely affect, or may reasonably be expected to adversely affect, the value, functionality or fitness for the intended purpose of such Company Products or software included in the Company Owned Intellectual Property. None of the software used in the provision of any Company Product fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Company Product or any product or system containing or used in conjunction with such Company Product.

(o) Open Source Software. Section 2.9(o)(i) of the Company Disclosure Schedule lists any licenses for Open Source Materials pursuant to which any Company Products are made available by the Company to any Person. Section 2.8(o)(ii) of the Company Disclosure Schedule lists all Open Source Materials included in, combined with, or used in the delivery of, any Company Product or other Company Owned Intellectual Property, as the case may be, and identifies each relevant license for such Open Source Materials and describes the manner in which such Open Source Materials were used (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed by the Company). With respect to Open Source Materials that are or have been included in, combined with, or used by the Company in connection with any Company Product, the Company has been and is in compliance with the terms and conditions of all applicable licenses for the Open Source Materials, including attribution and copyright notice requirements. Except as set forth in Section 2.8(o)(iii) of the Company Disclosure Schedule, there are no Open Source Materials included in, or distributed with, any Company Products or other Company Owned Intellectual Property, which subject such Company Products or other Company Owned Intellectual Property to the terms of the license agreement to which such Open Source Materials are subject, including in such a way that creates, or purports to create obligations for the Company with respect thereto or grants, or purport to grants, to any third party, any rights or immunities thereunder (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).

(p) Standards Bodies. The Company has never been a member or promoter of, or a contributor to, any industry standards body or similar organization that requires or obligates the Company to grant or offer to any other Person any license or right to or otherwise impair the Company’s control of any Company Owned Intellectual Property.

(q) Sufficiency. The Company owns or otherwise has the right to use all Intellectual Property Rights and Technology used in or necessary for the conduct of the business of the Company as currently conducted or as currently proposed by the Company to be conducted, including the design, development, manufacture, coding, license, sale, provision, maintenance and support, and use, of all Company Products currently under development or in production. The Company Owned Intellectual Property, together with the Third Party Intellectual Property licensed pursuant to the Inbound License Agreements, Shrink-Wrap Licenses and other Ordinary Course In-Licenses, constitutes all of the Intellectual Property Rights and Technology used in or necessary for the conduct of the business of the Company as currently conducted or as proposed by the Company to be conducted.

(r) Effect of Transaction. Neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions or agreements contemplated by this Agreement will, with or without notice or the lapse of time, by operation of any Contracts to which Company is a party, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Encumbrance on, any Company Owned Intellectual Property; (ii) a breach of, termination of, or acceleration or modification of any right or obligation under any Company Intellectual Property Agreements; (iii) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any Company Owned Intellectual Property; or (iv) a consent right that could prevent the transfer of, or diminution of rights to use, any Customer Data or any Personally Identifiable Information.

(s) Privacy. Section 2.9(s) of the Company Disclosure Schedule identifies and describes each distinct electronic or other database containing (in whole or in part) Private Information and Customer Data maintained by or for Company at any time, the types of Private Information and Customer Data in each such database, the means by which the Private Information and Customer Data was collected, and the security policies that have been adopted and maintained with respect to each such database. The Company has established privacy policies which are in conformance with reputable industry practice and all applicable Legal Requirements. At all times since inception, the Company has provided accurate notice of its privacy practices on all of its websites (and through client-side and web interface products) and these notices have not contained any material omissions of the Company’s privacy practices and have not been misleading, deceptive, or in violation of applicable Legal Requirements. The Company has complied with and is in compliance with all applicable Legal Requirements, all rules, policies, and requirements of self-regulatory organizations, and its internal and external privacy policies, and with any contractual obligations and consumer-facing statements on its Web site and in any marketing or promotional materials relating to its use, collection, retention, storage, disclosure, transfer, disposal, and other processing of any Private Information and Customer Data, and the execution, delivery and performance of this Agreement will not result in a breach or violation of any of the foregoing. The Company has obtained all consents necessary from providers of Customer Data and Personally Identifiable Information (a) to collect and use such Customer Data and Personally Identifiable Information in the conduct of the Company’s business as currently conducted and as proposed by Company to be conducted and (b) to transfer such Customer Data and Personally Identifiable Information to Acquiror and the Surviving Company. The Company has not received, and to the knowledge of the Company, there has been no, complaint to any regulatory or other governmental body or official, foreign or domestic, or any audit, proceeding, investigation (formal or informal), or claim against, the Company or any of its customers (in the case of customers, to the extent relating to the Company Products) by any private party or any regulatory or other governmental body or official, foreign or domestic, regarding the collection, use, retention, storage, transfer, disposal, disclosure or other processing of Private Information or Customer Data.

2.9 Compliance with Legal Requirements and Documents; Permits. The Company and each Company Subsidiary are not in violation or default of any provisions of their respective Charter Documents or of any provision of any Contract to which it is a party or by which it is bound, and the Company and each Company Subsidiary have complied in all material respects with, and is not in violation of, all applicable Legal Requirements, including all applicable export and import Legal Requirements with respect to the Company Products. Neither the Company nor any Company Subsidiary has received any written notice of any violation of any such Legal Requirement which cannot be remedied prior to the Closing. Section 2.9 of the Company Disclosure Schedule sets forth each consent, license, permit, grant or other authorization (a) pursuant to which the Company and each Company Subsidiary currently operates or holds any interest in any of its properties or (b) which is required for the operation of the businesses of the Company and the Company Subsidiaries as currently conducted or the holding of any such interest (collectively, “Company Authorizations”). All of the Company Authorizations have been issued or granted to the Company or a Company Subsidiary, are in full force and effect and constitute all Company Authorizations required to permit the Company and each Company Subsidiary to operate or conduct its business or hold any interest in its properties or assets.

2.10 Title to Property and Assets.

(a) Neither the Company nor any Company Subsidiary owns any real property, nor has the Company or any Company Subsidiary ever owned any real property. Section 2.10(a) of the Company Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or any Company Subsidiary or otherwise used or occupied by the Company or any Company Subsidiary for the operation of their respective businesses (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto, the size of the premises and the aggregate annual rental payable thereunder.

(b) The Company has made available to Acquiror true, correct and complete copies of all leases, lease guaranties, subleases, and agreements to which the Company or any Company Subsidiary is a party for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Agreements”), and there are no other Lease Agreements for real property affecting the Leased Real Property or to which the Company is bound. All such Lease Agreements are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default, rent past due or event of default (or event which with notice or lapse of time, or both, would constitute a default). Neither the Company nor any Company Subsidiary has received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. The Closing will not affect the enforceability against any Person of any such Lease Agreement or the rights of the Company or any Company Subsidiary, or the Surviving Corporation to the continued use and possession of the Leased Real Property for the conduct of business as presently conducted. The Company and the Company Subsidiaries currently occupy all of the Leased Real Property for the operation of their respective businesses. There are no other parties occupying, or with a right to occupy, the Leased Real Property. Neither the Company nor any Company Subsidiary is party to any agreement or subject to any claim that may require payment of any brokerage commissions or finders’ fees. No such commission is owed, with respect to any such Leased Real Property, and the Company and the Company Subsidiaries would not owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements.

(c) The Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is structurally sufficient and otherwise suitable for the conduct of the business as presently conducted. Neither the operation of the Company and the Company Subsidiaries on the Leased Real Property nor, to the Company’s knowledge, such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement, ordinance, rule, regulation or statute relating to such property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions. To the Company’s knowledge, there are no Legal Requirements now in existence or under active consideration by any Governmental Entity which could require the tenant of any Leased Real Property to make any expenditure in excess of $10,000 to modify or improve such Leased Real Property to bring it into compliance therewith. The Company and the Company Subsidiaries shall not be required to expend more than $25,000 in the aggregate under all Lease Agreements to restore the Leased Real Property at the end of the term of the applicable Lease Agreement to the condition required under the Lease Agreement (assuming the conditions existing in such Leased Real Property as of the date hereof and as of the Closing).

(d) The Company and the Company Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, except (i) as reflected in the Current Balance Sheet, (ii) statutory liens for current Taxes not yet due and payable or liens for Taxes that are being contested in good faith through appropriate proceedings for which adequate reserves have been established in accordance with GAAP, and (iii) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby.

(e) The equipment owned or leased by the Company and the Company Subsidiaries (i) is adequate for the conduct of the business of the Company as currently conducted and as currently contemplated by the Company to be conducted, and (ii) is in good operating condition, regularly and properly maintained, subject to normal wear and tear.

2.11 Company Financial Statements. Attached as Section 2.11 of the Company Disclosure Schedule are the Company’s (i) audited consolidated balance sheet as of December 31, 2012 (the “Company Balance Sheet Date”), and the related audited consolidated statements of income, cash flow and stockholders’ equity for the twelve (12) month period then ended, and (ii) unaudited consolidated balance sheet as of June 30, 2013, and the related unaudited consolidated statements of income, cash flow and stockholders’ equity for the six (6) months then ended (such financial statements being collectively referred to herein as the “Company Financial Statements”). The Company Financial Statements (a) are true and correct in all material respects, (b) were prepared in accordance with the books and records of the Company and (c) present fairly the financial condition of the Company at the date or dates therein indicated and the results of operations and cash flows for the period or periods therein specified. The Company’s audited consolidated balance sheet as of the Company Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet”. None of the Company, any Company Subsidiary, or to the Company’s knowledge, any current or former employee, advisor, consultant or director of the Company or any Company Subsidiary, has identified or been made aware of any fraud, whether or not material, that involves the Company’s management or other current or former employees, consultants, advisors or directors of the Company or any Company Subsidiary who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any Company Subsidiary, or any claim or allegation regarding any of the foregoing. The Company and the Company Subsidiaries do not have any liability, indebtedness, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other, except for those which (i) have been reflected in the Current Balance Sheet or (ii) have arisen in the ordinary course of business consistent with past practice since the Company Balance Sheet Date and (x) prior to the date hereof or (y) since the date hereof and do not arise from a violation of Section 5.1 or Section 5.2 hereof. The Company and the Company Subsidiaries have no outstanding Company Debt as of the date hereof.

2.12 Activities Since Company Balance Sheet Date. Since the Company Balance Sheet Date through the date hereof:

(a) There have not been any modifications or changes to the Company’s Charter Documents or Company Subsidiary organizational documents;

(b) the Company has not declared or paid any dividends, or authorized or made any distribution upon or with respect to any Company Capital Stock, or split, combined or reclassified any Company Capital Stock or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or repurchased, redeemed or otherwise acquired, directly or indirectly, any shares of Company Capital Stock (or options, warrants or other rights exercisable therefor) except in accordance with the Company Option Plan or the agreements governing the Company Options;

(c) the Company and the Company Subsidiaries have not made any expenditure or entered into any commitment or transaction exceeding $25,000 individually or $50,000 in the aggregate;

(d) the Company and the Company Subsidiaries have not incurred any indebtedness for money borrowed or incurred any other liabilities exceeding $10,000 individually or $25,000 in the aggregate, or created any Encumbrances on any of their assets;

(e) the Company and the Company Subsidiaries have not made any loans, guarantees or advances to any Person, other than advances to employees for travel and business expenses in the ordinary course of business consistent with past practice,

(f) the Company and the Company Subsidiary have not abandoned, failed to maintain, or permitted to lapse, any material Company Owned Intellectual Property;

(g) the Company and the Company Subsidiaries have not sold, exchanged or otherwise disposed of any material assets or rights other than non-exclusive licenses in the ordinary course of its business consistent with past practice;

(h) the Company and the Company Subsidiaries have not terminated or extended, or materially amended, waived, modified, or violated the terms of, any Company Material Agreement, including the allowance to lapse of any Company Intellectual Property Agreement in which the Company or any Company Subsidiary has been granted any right to use any Third Party Intellectual Property;

(i) the Company and the Company Subsidiaries have not engaged in or entered into any material transaction or commitment, or relinquished any material right, outside the ordinary course of the Company’s business consistent with past practice;

(j) the Company and the Company Subsidiaries have not revalued any of their assets (whether tangible or intangible), including without limitation writing off notes or accounts receivable, settling, discounting or compromising any accounts receivable, or reversed any reserves other than in the ordinary course of business and consistent with past practice;

(k) the Company and the Company Subsidiaries have not paid, discharged, waived or satisfied, in an amount in excess of $10,000 in any one case, or $25,000 in the aggregate, any claim, liability, loan or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;

(l) the Company and the Company Subsidiaries have not entered into any transactions with any of their officers, directors or employees or any entity controlled by any of such individuals, except for such transactions in the ordinary course of business consistent with past practice;

(m) the Company and the Company Subsidiaries have not initiated or settled any Action;

(n) there has not been any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of the Company and the Company Subsidiaries, taken as a whole;

(o) there has not been any entry into, adoption, amendment, modification or termination of any Company Employee Plan, or any increase in any benefits or compensation provided thereunder, or any change in any compensation or benefits arrangement or agreement with any, officer or director of the Company or any Company Subsidiary, except for those modifications, or those required by an existing Company Employee Plan which has been disclosed in the Company Disclosure Schedules;

(p) the Company and the Company Subsidiaries have not established, granted or increased (or promised to establish, grant or increase, whether orally or in writing) any form of compensation or benefits payable to any director, officer, advisor, consultant or employee thereof, including any increase or change pursuant to any Company Employee Plan (except as required by Applicable Law or required by an existing agreement which has been disclosed in the Company Disclosure Schedules);

(q) there has not been any (i) grant of equity or equity-linked awards or any other cash bonus, performance or other incentive compensation, or (ii) acceleration of the vesting or payment of, or funding or in any other way securing the payment of, compensation or benefits under any Company Employee Plan;

(r) there has not been any hiring, resignation or termination of any director or officer (which shall include any employee having a title of Vice President or higher and any employee providing technical services) of the Company or any Company Subsidiary and the Company has no knowledge of any impending resignation or termination of employment of any officer thereof;

(s) there has not been any adoption of or change in any Tax election or method of Tax accounting (other than in connection with the filing of a Tax Return required to have been filed and that was made available to Acquiror pursuant to Section 2.15(d)), any settlement, compromise or final determination of any tax audit, claim, investigation, litigation or other proceeding or assessment, surrender of any right to claim a material Tax refund, entering into any closing agreement in respect of Taxes or extension or waiver of the limitations period in respect of Taxes;

(t) there has not occurred any event or events that have had, or could reasonably be expected to have, a Material Adverse Effect on the Company; and

(u) there has not been any arrangement or commitment by the Company, any Company Subsidiary or any other Person acting on its behalf to do any of the things described in this Section 2.12.

2.13 No Finder’s Fees; Transaction Expenses. With the exception of any amounts due to Qatalyst Partners LP, the Company and the Company Subsidiaries have not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor will Acquiror, Surviving Corporation, the Company or any Company Subsidiary incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company or any Company Subsidiary.

2.14 Insurance. Section 2.14 of the Company Disclosure Schedule lists, as of the date hereof, all insurance policies (by policy number, insurer, location of property insured, annual premium, expiration date, and amount and scope of coverage) held by the Company and the Company Subsidiaries, copies of which have been made available to Acquiror. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Company and the Company Subsidiaries are otherwise in compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies. The Company and the Company Subsidiaries have never maintained, established, sponsored, participated in or contributed to any self-insurance plan.

2.15 Tax Returns and Payments.

(a) The Company and the Company Subsidiaries have timely filed all income, franchise and other material Tax Returns required by Legal Requirements. All such Tax Returns are true and complete in all material respects. The Company and the Company Subsidiaries have timely paid all Taxes due except to the extent reflected on the Company Financial Statements as an accrual or reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as may be required under GAAP. The Company and the Company Subsidiaries have no liability for any Tax to be imposed upon them as of the Closing Date that is not adequately provided for in the Company Financial Statements and not included in the calculation of Company Net Working Capital. The Company and the Company Subsidiaries have withheld or collected from each payment made to each of their employees and other third parties, the amount of all Taxes required to be withheld or collected therefrom, including but not limited to, federal income taxes, federal excise taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes, and has paid the same to the proper Tax Authority or authorized depositories.

(b) There is no Tax deficiency outstanding, assessed or proposed against the Company or any Company Subsidiary, nor has the Company or any Company Subsidiary executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax. No audit or other examination of any Tax Return of the Company or any Company Subsidiary is presently in progress, nor has the Company or any Company Subsidiary been notified in writing of any request for such an audit or other examination. No adjustment relating to any Tax Return filed by the Company or any Company Subsidiary has been proposed in writing by any Tax Authority to the Company or any Company Subsidiary or any representative thereof. No claim has ever been made in writing by a Tax Authority in a jurisdiction where Company or any Company Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) The Company and the Company Subsidiaries had no liabilities for unpaid Taxes as of the Company Balance Sheet Date that had not been accrued or reserved on the Company Financial Statements as may be required under GAAP, whether asserted or unasserted, contingent or otherwise, and the Company and the Company Subsidiaries have not incurred any liability for Taxes since the Company Balance Sheet Date other than in the ordinary course of business or in connection with the transactions contemplated by this Agreement.

(d) The Company has made available to Acquiror or its legal counsel or accountants copies of all Tax Returns for the Company and the Company Subsidiaries filed for all periods since its inception.

(e) There are no Encumbrances on the assets of the Company or any Company Subsidiary relating to or attributable to Taxes other than Permitted Encumbrances.

(f) Neither the Company nor any Company Subsidiary is, or has been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(g) Neither the Company nor any Company Subsidiary has (i) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was Company), (ii) ever been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company or any Company Subsidiary owe any amount under any such agreement, (iii) any liability for the Taxes of any person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract, by operation of law or otherwise and (iv) ever been a party to any joint venture, partnership or other agreement that was or is treated as a partnership for Tax purposes.

(h) Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(i) The Company and the Company Subsidiaries have not engaged in a reportable transaction under Treas. Reg. § 1.6011-4(b), including any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

(j) The Company and the Company Subsidiaries are not subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business or by virtue of having a source of income in that country, unless such income is not material.

(k) None of the subsidiaries of the Company (i) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code; (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to Treas. Reg. § 301.7701-5(a) or (iii) has made an entity classification election pursuant to Section 897(i) of the Code.

(l) The Company and the Company Subsidiaries are in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and the Company Subsidiaries. All intercompany arrangements have been adequately documented, and such documents have been duly executed, in a timely manner. The prices for any property or services (or for the use of any property) provided by or to the Company are arm’s length prices for purposes of all applicable transfer pricing Legal Requirements, including Treasury Regulations promulgated under Section 482 of the Code.

(m) The Company and the Company Subsidiaries will not be required to include any income or gain or exclude any deduction or loss from income for any taxable period or portion thereof after the Closing as a result of any (i) change in method of accounting made prior to the Closing, (ii) closing agreement under Section 7121 of the Code executed prior to the Closing, (iii) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code in connection with a transaction consummated prior to the Closing (or in the case of each of (i), (ii) and (iii), under any similar provision of applicable law), (iv) installment sale or open transaction disposition consummated prior to the Closing or (v) prepaid amount received prior to the Closing.

(n) There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company or any Company Subsidiary or to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be non-deductible under Section 162 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law). Section 2.15(m) of the Company Disclosure Schedule lists each Person who the Company reasonably believes is, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined as of the Agreement Date.

(o) Neither the Company nor any Company Subsidiary is a party to, or otherwise obligated under, any Contract, agreement, plan or arrangement that provides for the Company or any Company Subsidiary to pay a Tax gross-up, equalization or reimbursement payment to any service provider, including, without limitation, with respect to any Tax-related payments under Sections 280G or 409A of the Code. Each Company Employee Plan and each other Contract, agreement, plan, program and arrangement maintained, established or entered into by the Company or any Company Subsidiary that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has since (i) January 1, 2005 been maintained and operated in good faith compliance with Section 409A of the Code or an available exemption therefrom, and (ii) January 1, 2009, been in documentary and operational compliance with Section 409A of the Code or an available exemption therefrom. None of the Company, any Company Subsidiary or the Acquiror has incurred or will incur any liability or obligation to withhold or report taxes under Section 409A of the Code with respect to any Company Options or any amounts deemed to be compensation subject to Section 409A of the Code.

(p) (i) Each Company Option was granted with a per share exercise price that is at least equal to the fair market value of the Company Common Stock on the date such Company Option was granted, (ii) no Company Option has a feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option, stock appreciation right or other similar right; (iii) to the extent a Company Option was granted after December 31, 2004, it was granted with respect to a class of stock of the Company that is “service recipient stock” (within the meaning of Section 409A and the proposed or final regulations or other Internal Revenue Service guidance issued with respect thereto); and (iv) each Company Option has been properly accounted for in accordance with GAAP in the Company Financial Statements.

2.16 Company Material Agreements.

(a) Section 2.16(a) of the Company Disclosure Schedule contains a complete list of all Contracts to which the Company or any Company Subsidiary is a party or is bound, except for Company Employee Plans set forth in Section 2.18(a) of the Company Disclosure Schedule (any Contract of a nature described below (whether or not set forth in the Company Disclosure Schedule) to which the Company or any Company Subsidiary is a party or is bound, being referred to herein as a “Company Material Agreement” and, collectively, as the “Company Material Agreements”) that involve:

(i) transactions between the Company or the Company Subsidiaries and any its officers, directors, employees, affiliates or any affiliate thereof, other than standard employee benefits or agreements generally made available to all employees;

(ii) obligations (contingent or otherwise) of, or payments to, the Company or the Company Subsidiaries in excess of $10,000 per annum;

(iii) Company Intellectual Property Agreements;

(iv) the grant of rights to reproduce, license, market, or sell its products or services to any other Person or relating to the advertising or promotion of the business of the Company or the Company Subsidiaries or pursuant to which any third parties advertise on any websites operated by the Company or the Company Subsidiaries;

(v) indemnification obligations of the Company or the Company Subsidiaries to any officer, director, employee or agent of the Company or any Company Subsidiary, but excluding customer, end user, reseller and similar Contracts entered into by the Company in the ordinary course of business;

(vi) any merger, acquisition, consolidation, sale or other business combination or divestiture transaction of the Company or the Company Subsidiaries;

(vii) any Contract or commitment relating to the disposition or acquisition of assets (including any Intellectual Property Rights or Technology) outside the ordinary course of business consistent with past practice;

(viii) any agreement pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of its products, Technology, Intellectual Property Rights or business, or containing any non-competition covenants or other restrictions relating to the Company’s or the Company Subsidiaries’ business activities; or limits the freedom of the Company to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Company Owned Intellectual Property, but excluding license restrictions on Third Party Intellectual Property licensed to the Company, or

(ix) any Contract providing for the development of any software, other Technology or of any Intellectual Property Rights, independently or jointly, (A) by or (B) for the Company or the Company Subsidiaries (other than Employee Proprietary Information Agreement and Consultant Proprietary Information Agreement with Authors, copies of which have been made available to Acquiror’s counsel);

(x) all licenses, sublicenses and other Contracts relating to the hosting of any Company website or Company Product;

(xi) any Contract creating or relating to any partnership or joint venture that provides for the sharing of revenues, profits, losses, costs or liabilities, excluding revenue-sharing provisions entered into with customers in the ordinary course of business consistent with past practice;

(xii) any Contracts relating to the membership of, or participation by, the Company in, or the affiliation of the Company or the Company Subsidiaries with, any industry standards group or association;

(xiii) any Contract involving the settlement of any Action;

(xiv) any employment, severance or change in control or other management agreement or Contract with any director, officer, or employee of the Company or any other agreement with any officer, or employee of the Company or the Company Subsidiaries that (A) is not immediately terminable by the Company without cost or liability to the Company, or (B) provides for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement;

(xv) any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the Merger or other transactions contemplated hereunder, either alone or in combination with any other event;

(xvi) any confidentiality, secrecy or non-disclosure Contract other than any such Contract entered into by the Company or the Company Subsidiaries in the ordinary course of business consistent with past practice;

(xvii) each collective bargaining agreement or other contract with any labor union; and

(xviii) any other Contract material to the Company’s consolidated business, properties (tangible and intangible), financial condition, results of operations or prospects.

(b) No Breach. Each Company Material Agreement is a valid and binding agreement of the Company or the Company Subsidiaries and each other party thereto, enforceable in accordance with its terms, and is in full force and effect with respect to the Company or the Company Subsidiaries and each other party thereto, subject to (i) applicable bankruptcy and other similar Legal Requirements affecting the rights of creditors generally and (ii) Legal Requirements governing specific performance, injunctive relief and other equitable remedies. The Company and the Company Subsidiaries is in compliance with and has not materially breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any Company Material Agreement, nor to the knowledge of the Company is any party obligated to the Company or the Company Subsidiaries pursuant to any Company Material Agreement subject to any material breach, violation or default thereunder, nor does the Company have knowledge of any presently existing facts or circumstances that, with the lapse of time, giving of notice, or both would constitute such a material breach, violation or default by the Company or the Company Subsidiaries or any such other party.

2.17 Minute Books; Books and Records. The minute books of the Company, as made available to Acquiror, contain, in all material respects, a complete summary of all meetings and complete and true copies of all consents of directors and stockholders since the time of incorporation. The books and records of the Company and the Company Subsidiaries, as made available to Acquiror (a) are in all material respects true, complete and correct, (b) have been maintained in accordance with the Company’s and the Company Subsidiaries’ business practices on a basis consistent with prior years, (c) are stated in reasonable detail and fairly reflect in all material respects the transactions and dispositions of the assets of the Company and Company Subsidiaries and (d) fairly reflect in all material respects the basis for the Company Financial Statements.

2.18 Employee Benefit Plans and Compensation.

(a) Schedule. Section 2.18(a) of the Company Disclosure Schedule contains a complete and accurate list of each employment, consulting, compensation, incentive or deferred compensation, severance, relocation, retention, transaction, change in control, termination, retirement, pension, supplemental retirement, deferred compensation, excess benefit, profit-sharing, bonus, incentive, performance award, stock option, restricted stock, deferred stock, phantom stock or other equity or equity-linked, savings, life, vacation, paid-time-off, cafeteria, insurance, flex spending, tuition, medical, health, welfare, disability, death, fringe benefit or other employee compensation or benefit plan, program, policy, practice, commitment, agreement, arrangement or Contract, including, in each case, each “employee benefit plan” within the meaning of Section 3(3) of the ERISA (whether or not subject to ERISA) which is maintained, contributed to, participated in, sponsored by or required to be contributed to by the Company or any ERISA Affiliate thereof or with respect to which the Company or any ERISA Affiliate thereof has or may have any liability or obligation, whether actual or contingent (collectively, the “Company Employee Plans”). The Company and the Company Subsidiaries have no written or unwritten commitment to establish any new Company Employee Plan or modify any existing Company Employee Plan.

(b) Documents. The Company has made available to Acquiror true, correct and complete copies, as applicable, of (i) each Company Employee Plan including all amendments thereto and all related trust documents (and descriptions of the material terms of any such plan that is not in writing), (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required to be filed in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of such Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) all correspondence to or from any Governmental Entity relating to any Company Employee Plan other than routine correspondence in the normal course of operations of such Company Employee Plan, (vii) all forms of COBRA notices, (viii) policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (ix) all discrimination tests for each Company Employee Plan for the three most recent plan years, and (x) the most recent Internal Revenue Service (or any other applicable Tax Authority) determination or opinion letter issued with respect to each Company Employee Plan, if applicable.

(c) Compliance. The Company and the Company Subsidiaries have performed in all material respects all obligations required to be performed by them under, are not in default or violation of, and, as of the date hereof, the Company does not have any knowledge of any material default or material violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including, without limitation, ERISA and the Code. Each Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, and, to the knowledge of the Company, nothing has occurred since the date of such letter that has or is reasonably likely to affect such qualification. Each trust established in connection with any Company Employee Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust. No lien has been imposed under the Code or ERISA with respect to any Company Employee Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending, reasonably anticipated or, to the knowledge of the Company or any ERISA Affiliate, threatened (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Acquiror, the Company or any ERISA Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the knowledge of the Company or any ERISA Affiliates, threatened by any Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and the Company Subsidiaries timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(d) Effect of Transaction. The execution of this Agreement and the consummation of the Merger and other transactions contemplated herein will not (either alone or upon the occurrence of any additional or subsequent events) result in or entitle any Person to any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in compensation or benefits or obligation to fund benefits.

(e) No Pension Plan. No Company Employee Plan is, and neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, (i) a pension plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code. Neither the Company nor any ERISA Affiliate has incurred or could reasonably be expected to incur any material liability pursuant to Title I or Title IV of ERISA (including any Controlled Group Liability) or the penalty, excise Tax or joint and several liability provisions of the Code, whether contingent or otherwise.

(f) No Self-Insured Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self insured plan that provides benefits to Employees (including any such plan pursuant to which a stop loss policy or contract applies). The obligations of all Company Employee Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers. No Company Employee Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider.

(g) Collectively Bargained, Multiemployer and Multiple Employer Plan. No Company Employee Plan is, and at no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to a multiemployer plan (as defined in Section 3(37) of ERISA). No Company Employee Plan is, and neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to (i) a multiple employer plan or to any other plan described in Section 413 of the Code or (ii) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

(h) No Post Employment Obligations. Neither the Company nor any ERISA Affiliate has any obligation or liability to provide, whether under any Company Employee Plan or otherwise, any post termination or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable state law, and neither the Company nor any Company Subsidiary has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with life insurance, health or other employee welfare benefits post-termination, except to the extent required by COBRA or other applicable state law.

(i) COBRA; FMLA; HIPAA. The Company and each ERISA Affiliate is in all material respects in compliance with COBRA, FMLA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of foreign or state law applicable to its Employees. The Company and the Company Subsidiaries have no unsatisfied obligations to any Employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension.

(j) International Employee Plans. Section 2.18(j) of the Company Disclosure Schedule contains a complete and accurate list of each International Employee Plan. With respect to each International Employee Plan: (i) such International Employee Plan is and has been administered at all times in all material respects in compliance with its terms and all applicable Legal Requirements of each jurisdiction in which such International Employee Plan is maintained; (ii) all contributions to, and payments from, such International Employee Plan which may have been required to be made in accordance with the terms of such International Employee Plan, and the applicable Legal Requirements of the jurisdiction in which such International Employee Plan is maintained in all material respects, have been timely made or shall be timely made by the Closing Date; (iii) the Company and each ERISA Affiliate has complied in all material respects with all applicable reporting and notice requirements, and such International Employee Plan has obtained from the Governmental Entity having jurisdiction with respect to such International Employee Plan any required determinations, if any, that such International Employee Plan is in compliance with all applicable Legal Requirements of the relevant jurisdiction if such determinations are required in order to give effect to such International Employee Plan. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any Company Subsidiary relating to, or change in employee participation or coverage under, any International Employee Plan that would reasonably be expected to materially increase the expense of maintaining such International Employee Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the Agreement Date. No International Employee Plan has unfunded liabilities that will not be offset by insurance or that are not fully accrued on the Company Financial Statements.

(k) Employment Matters. The Company and the Company Subsidiaries are in compliance in all material respects with all applicable Legal Requirements, judgments or arbitration awards of any court, arbitrator or any Governmental Entity, extension orders and binding customs respecting labor and employment, including Legal Requirements relating to employment practices, terms and conditions of employment, discrimination, disability, fair labor standards, workers compensation, wrongful discharge, immigration, occupational safety and health, family and medical leave, wages and hours (including overtime wages), worker classification, equal opportunity, pay equity, meal and rest periods, and employee terminations, and in each case, with respect to any current or former employee, consultant, independent contractor or director of the Company or any Company Subsidiary (each, an “Employee”): (i) has withheld and reported all amounts required by Legal Requirement or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, reasonably anticipated or, to the knowledge of the Company, threatened against the Company, any Company Subsidiary or any of their Employees relating to any Employee. There are no pending, reasonably anticipated or, to the knowledge of the Company, threatened claims or actions against Company, any Company Subsidiary or any Company trustee under any worker’s compensation policy or long term disability policy. The services provided by each of the Company’s and Company Subsidiaries’ Employees are terminable at the will of the Company or the Company Subsidiaries, as applicable, and any such termination would result in no liability to the Company or any Company Subsidiary. The Company and the Company Subsidiaries have no liability with respect to any misclassification of (x) any Person or Employee as an independent contractor rather than as an employee; (y) any Employee leased from another employer; or (z) any Employee currently or formerly classified as exempt from overtime wages.

(l) Neither the Company nor any Company Subsidiary is or ever has been a party to any collective bargaining agreements, and there are no labor unions or other organizations representing, purporting to represent or attempting to represent, any employee of the Company or any Company Subsidiary within the U.S. No collective bargaining agreement is being negotiated by the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has experienced any strikes, labor disputes, concerted refusal to work overtime, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act.

(m) In the three years prior to the Agreement Date, neither the Company nor any Company Subsidiary has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the Worker Administration and Retraining Notification Act (“WARN”) or similar state or local law, issued any notification of a plant closing or mass layoff required by WARN or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations prior to the Closing would trigger any notice or other obligations under WARN or any similar state or local law.

(n) Section 2.18(n) of the Company Disclosure Schedule contains a complete and accurate list of the current employees of the Company and the Company Subsidiaries as of the date hereof and shows with respect to each such employee (i) the employee’s name, position held, base salary or hourly wage rate, as applicable, including each employee’s designation as either exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act incentive and bonus arrangements to which the Company and the Company Subsidiaries are a party, whether legally binding or not, (ii) the date of hire, (iii) vacation eligibility for the current calendar year (including accrued vacation from prior years), (iv) leave status (including type of leave, expected return date for non-disability related leaves and expiration dates for disability leaves), (v) visa status, (vi) the name of any union, collective bargaining agreement or other similar labor agreement covering such Employee, (vii) accrued sick days for current calendar year, and (viii) relevant contractual prior notice period required in the event of termination, (ix) eligibility to Company car or travel expenses, (x) any severance or termination payment (in cash or otherwise) to which any employee could be entitled. To the knowledge of the Company, no employee listed on Section 2.18(n) of the Company Disclosure Schedule intends to terminate his or her employment for any reason.

(o) Section 2.18(o) of the Company Disclosure Schedule contains a true, correct and complete list of (i) all current independent contractors, and Persons that have or have had a consulting or advisory relationship with providing services to the Company or any Company Subsidiary and (ii) the location at which such independent contractors, are providing services; (iii) the rate of compensation payable to such independent contractors. All independent contractors, consultants and advisors to the Company or any Company Subsidiary can be terminated with less than 90 days’ notice and without notice or liability on the part of the Company or a Company Subsidiary.

2.19 Environmental and Safety Legal Requirements. Neither the Company nor any Company Subsidiary is in violation of any applicable Legal Requirement relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

2.20 Foreign Corrupt Practices Act. The Company and each Company Subsidiary (including any of its officers, directors, agents, Employees or other Person associated with or acting on their behalf) has not, directly or indirectly, (a) taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, (b) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (c) made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly or (d) made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.

2.21 Executive Officers. To the knowledge of the Company, no executive officer of the Company or any Company Subsidiary (i) has been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding minor traffic violations) or (ii) is or has been subject to any judgment or order of, the subject of any pending civil or administrative action by the Securities and Exchange Commission or any self-regulatory organization.

2.22 Interested Party Transactions. No officer, director, Key Employee or, to the knowledge of the Company, stockholder, of the Company (nor, to the knowledge of the Company, any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest) (each, an “Interested Party”), has or has had, directly or indirectly, (a) any interest in any entity which furnished or sold, or furnishes or sells, services, products, Technology or Intellectual Property Rights that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell, (b) any interest in any Person that purchases from or sells or furnishes to the Company or any Company Subsidiary any goods or services or (c) any interest in, or is a party to, any Contract to which the Company or any Company Subsidiary is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.22. All transactions pursuant to which any Interested Party has purchased any services, products, or technology from, or sold or furnished any services, products or technology to, the Company or any Company Subsidiary that were entered into on or after the inception of the Company or any Company Subsidiary have been on an arms-length basis on terms no less favorable to the Company or any Company Subsidiary than would be available from an unaffiliated party.

2.23 Complete Copies of Materials. The Company has made available true and complete copies of each document (or summaries of the same) that has been requested by Acquiror or its counsel, including all Company Material Agreements and all other Contracts and documents listed on the Company Disclosure Schedule.

2.24 Representations Complete. None of the representations or warranties made by the Company (as modified by the Company Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Company pursuant to this Agreement contains, or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror represents and warrants to the Company as follows:

3.1 Organization and Standing. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Merger Sub is a direct wholly-owned subsidiary of Acquiror. Acquiror has the requisite corporate power and authority to enter into and perform this Agreement and all other agreements required to be entered into and performed by Acquiror under this Agreement (the “Acquiror Related Agreements”), to own and operate its properties and assets and to carry on its business as currently conducted and to issue the shares of Acquiror Common Stock issuable to Company Stockholders hereunder. Acquiror is duly qualified and is authorized to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure so to qualify would have a Material Adverse Effect on Acquiror.

3.2 Capitalization. The capitalization of Acquiror, as of the Agreement Date, consists of the following:

(a) Acquiror Preferred Stock. A total of 344,691,856 authorized shares of preferred stock, $0.000005 par value per share (the “Preferred Stock”), consisting of 76,968,562 shares designated as “Series A Preferred Stock”, all of which are issued and outstanding, 49,324,068 shares designated as “Series B Preferred Stock”, all of which are issued and outstanding, 62,933,628 shares designated as “Series C Preferred Stock”, 62,817,102 of which are issued and outstanding, 50,981,652 shares designated as “Series D Preferred Stock”, all of which are issued and outstanding, 38,431,500 shares designated as “Series E Preferred Stock,” all of which are issued and outstanding, 26,197,900 shares designated as “Series F Preferred Stock,” 26,197,896 of which are issued and outstanding, 10,097,159 shares designated as “Series G-1 Preferred Stock”, all of which are issued and outstanding, and 14,757,387 shares designated as “Series G-2 Preferred Stock”, 14,757,386 of which are issued and outstanding. The rights, preferences and privileges of the Acquiror Preferred Stock are as stated in the Amended and Restated Certificate of Incorporation of Acquiror, as amended, or amended and restated, from time to time (the “Restated Certificate”) and as provided by Legal Requirements.

(b) Acquiror Class A Junior Preferred Stock. A total of 15,000,000 authorized shares of Acquiror’s preferred stock, $0.000005 par value per share, designated as “Class A Junior Preferred Stock”, of which 3,523,675shares are issued and outstanding.

(c) Acquiror Common Stock. A total of 700,000,000 authorized shares of Acquiror Common Stock, of which 140,274,342 shares are issued and outstanding.

(d) Options, Warrants, Reserved Shares. Except for (i) the conversion privileges of the Preferred Stock, (ii) 179,398,574 shares of Acquiror Common Stock reserved for issuance under Acquiror’s equity incentive plans, under which options and restricted stock units to purchase 126,472,961 shares are outstanding (including options granted outside of Acquiror’s equity incentive plans) and options to purchase 42,740,651 shares of Acquiror Common Stock have been exercised and are reflected in the number of outstanding shares of Acquiror Common Stock set forth above, and (iii) warrants to purchase 116,512 shares of Acquiror’s Series C Preferred Stock, there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from Acquiror of any shares of its capital stock or any securities convertible into or ultimately exchangeable or exercisable for any shares of Acquiror’s capital stock.

3.3 Due Authorization. Acquiror and Merger Sub each has all requisite corporate power and authority to enter into this Agreement and the Acquiror Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Acquiror Related Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Acquiror and the Merger Sub. This Agreement has been duly executed and delivered by Acquiror and the Merger Sub and constitutes the valid and binding obligation of Acquiror, the Merger Sub, enforceable against Acquiror and the Merger Sub in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar Legal Requirements affecting the rights of creditors generally and (ii) Legal Requirements governing specific performance, injunctive relief and other equitable remedies.

3.4 Valid Issuance. The Acquiror Common Stock, when issued as provided in this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement, the Company Stockholder Investment Representation, Repurchase and Stockholder Obligation Letters, the Restated Certificate, Acquiror’s bylaws and under applicable state and federal securities laws.

3.5 409A Valuation. As of the date of this Agreement, the most recent appraisal of Acquiror Common Stock completed to determine the fair market value of Acquiror Common Stock in accordance with the valuation standards set forth in Section 409A of the Code was performed by Duff & Phelps Corporation (such appraisal, the “Acquiror Appraisal”) which (i) determined the fair market value of Acquiror Common Stock as of August 5, 2013 (the “Acquiror Appraisal Date”) to be $20.62 per share and (ii) is evidenced by a written report dated as of August 8, 2013. As of the date of this Agreement, there have been no other appraisals of Acquiror Common Stock since the Acquiror Appraisal Date by an independent appraiser for the purpose of determining the fair market value of Acquiror Common Stock in connection with equity-based compensation.

3.6 Governmental Consents. The execution, delivery and performance by Acquiror or Merger Sub of this Agreement and the consummation by Acquiror or Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity, other than (i) the filing of a Certificate of Merger with respect to the Merger with the Delaware Secretary of State, (ii) compliance with the HSR Act and any other Competition Law, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities laws or the laws of any national securities exchange and (iv) any actions or filings the absence of which would not be reasonably expected to materially impair the ability of Acquiror or Merger Sub to consummate the transactions contemplated by this Agreement.

3.7 Operation of Merger Sub. Merger Sub is wholly-owned directly by Acquiror, was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

ARTICLE IV

AGREEMENTS PERTAINING TO THE ACQUIROR COMMON STOCK

4.1 Right of First Refusal. Subject to Schedule 4.2, before any shares of Acquiror Common Stock held by any Company Stockholder or any transferee of such shares (either sometimes referred to herein as the “Holder”) may be sold or otherwise transferred (including without limitation a transfer by gift or operation of law), Acquiror and/or its assignee(s) shall have a right of first refusal to purchase any or all such shares to be sold or transferred (the “Offered Shares”) on the terms and conditions set forth in this Section 4.1 (the “Right of First Refusal”).

(a) Notice of Proposed Transfer. The Holder of the Offered Shares shall deliver to Acquiror a written notice (the “Notice”) stating: (a) the Holder’s bona fide intention to sell or otherwise transfer the Offered Shares; (b) the name and address of each proposed purchaser or other transferee (the “Proposed Transferee”); (c) the number of Offered Shares to be transferred to each Proposed Transferee; (d) the bona fide cash price or other consideration for which the Holder proposes to transfer the Offered Shares (the “Offered Price”); and (e) that the Holder acknowledges this Notice is an offer to sell the Offered Shares to Acquiror and/or its assignee(s) pursuant to Acquiror’s Right of First Refusal at the Offered Price as provided for in this Agreement.

(b) Exercise of Right of First Refusal. At any time within 30 days after the date of the Notice, Acquiror and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase any or all the Offered Shares proposed to be transferred to any one or more of the Proposed Transferees named in the Notice, at the purchase price determined in accordance with Section 4.1(c) below (the “Purchase Price”).

(c) Purchase Price. The Purchase Price for the Offered Shares purchased under this Section 4.1 shall be the Offered Price, provided, that if the Offered Price consists of no legal consideration (as, for example, in the case of a transfer by gift), the Purchase Price shall be the fair market value of the Offered Shares as determined in good faith by Acquiror’s board of directors. If the Offered Price includes consideration other than cash, then the value of the non-cash consideration, as determined in good faith by Acquiror’s board of directors, will conclusively be deemed to be the cash equivalent value of such non-cash consideration.

(d) Payment. The Purchase Price shall be payable, at the option of Acquiror and/or its assignee(s) (as applicable), by wire transfer or by cancellation of all or a portion of any outstanding indebtedness owed by the Holder to Acquiror (taking into consideration any accrued interest, prepayment penalties, breakage fees and/or other payments due and payable at the time of payment) or to such assignee, in the case of a purchase of Offered Shares by such assignee or by any combination thereof. The Purchase Price will be paid without interest within 60 days after Acquiror’s receipt of the Notice, or, at the option of Acquiror and/or its assignee(s), in the manner and at the time(s) set forth in the Notice.

(e) Holder’s Right to Transfer. If all of the Offered Shares proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by Acquiror and/or its assignee(s) as provided in this Section 4.1, then the Holder may sell or otherwise transfer such Offered Shares to each Proposed Transferee at the Offered Price or at a higher price, provided that (i) such sale or other transfer is consummated within 120 days after the date of the Notice, (ii) any such sale or other transfer is effected in compliance with all applicable securities laws and (iii) each Proposed Transferee agrees in writing that the provisions of this Article IV shall continue to apply to the Offered Shares in the hands of such Proposed Transferee. If the Offered Shares described in the Notice are not transferred to each Proposed Transferee within such 120-day period, then a new Notice shall be given to Acquiror, pursuant to which Acquiror shall again be offered the Right of First Refusal before any shares of Acquiror Common Stock held by the Holder may be sold or otherwise transferred.

(f) Exempt Transfers. Notwithstanding anything to the contrary in this Section 4.1, the following transfers of shares of Acquiror Common Stock shall be exempt from the Right of First Refusal: (i) any transfer or conversion of shares of Acquiror Common Stock made pursuant to a statutory merger or statutory consolidation of Acquiror with or into another corporation or corporations; (ii) any transfer of shares of Acquiror Common Stock pursuant to the winding up and dissolution of Acquiror; (iii) any transfer if the transferee is a constituent partner or member of such Holder or an entity controlling, controlled by or under common control with such Holder and (iv) any transfer of shares of Acquiror Common Stock to a trust or trusts (or such other entities established for estate planning purposes) for the exclusive benefit of Holder or the immediate members of Holder’s family.

(g) Termination. The restrictions in Section 4.1 shall terminate upon the earlier to occur of (i) the closing of a Deemed Liquidation Event (as such term is defined in the Restated Certificate) or (ii) the first sale of Acquiror Common Stock to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act (“IPO”).

4.2 Restrictions on Transfer.

(a) In General. Each Company Stockholder shall not Transfer any shares of Acquiror Common Stock, including through a private market or securities exchange such as Second Market or SharesPost.

(b) Duration of Restriction. The foregoing restriction on transfer with respect to shares of Acquiror Common Stock shall lapse upon the earlier of (i) immediately prior to the closing of the IPO or (ii) the consummation of a Deemed Liquidation Event.

(c) Certain Defined Terms. As used in this Section 4.2, the following terms shall have the meanings indicated below:

(i) “Transfer” and “Transferred” shall mean and include any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of shares or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including without limitation, a transfer of a share of Acquiror Common Stock to a broker or other nominee (regardless of whether there in a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer”:

(A) the granting of a revocable proxy to officers or directors of Acquiror at the request of Acquiror’s board of directors in connection with actions to be taken at an annual or special meeting of the stockholders;

(B) entering into a voting agreement to which Acquiror is party.

(ii) “Voting Control” shall mean, with respect to a share of Acquiror Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

4.3 Escrow Shares. Each Company Stockholder shall deliver an Assignment Separate from Certificate in the form attached hereto as Exhibit E, in blank, to the Escrow Agent, to hold such Assignment Separate from Certificate, along with the certificate(s) evidencing the Escrow Shares (if the Escrow Shares are certificated), in escrow and to take all such actions and to effectuate all such transfers and/or releases as are in accordance with the terms of this Agreement. Each Company Stockholder that executes or otherwise approves this Agreement acknowledges by such execution or approval that the Escrow Agent, is so appointed as the escrow holder with the foregoing authorities as a material inducement to make this Agreement and that said appointment is coupled with an interest and is accordingly irrevocable. The escrow holder may rely upon any letter, notice or other document executed by any signature purported to be genuine and may resign at any time. Each Company Stockholder that executes or otherwise approves this Agreement agrees by such execution or approval that if the Escrow Agent, resigns as escrow holder for any or no reason, Acquiror’s board of directors shall have the power to appoint a successor (reasonably satisfactory to the Stockholders’ Agent) to serve as escrow holder pursuant to the terms of this Agreement. The applicable Company Stockholder will be shown as the registered owner of the applicable Escrow Shares on the certificate(s) evidencing such Escrow Shares (if the Escrow Shares are certificated) and on the books and records of Acquiror and shall have all rights with respect to such Escrow Shares during the period of time in which such shares have not been transferred or repurchased and are held by the escrow holder (including, without limitation, the right to vote such shares and the right to receive on a current basis any cash dividends or other distributions made with respect to such Escrow Shares), except the right of possession or Transfer thereof. The parties hereto agree that the applicable Company Stockholder is the owner of the Escrow Shares issued to such Company Stockholder pursuant to this Agreement and held by the escrow holder.

4.4 Market Standoff Agreement. Each Company Stockholder shall not, sell or otherwise transfer or dispose of any shares of Acquiror Common Stock for up to 180 days following the effective date of Acquiror’s initial registration statement filed under the Securities Act. The foregoing provisions of this Section 4.4 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement. For purposes of this Section 4.4, the term “Acquiror” shall include any wholly-owned subsidiary of Acquiror into which Acquiror merges or consolidates. In order to enforce the foregoing covenant, Acquiror shall have the right to place restrictive legends on the certificates representing the shares subject to this Section 4.4 and to impose stop transfer instructions with respect to the shares of Acquiror Common Stock (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. Each Company Stockholder shall enter into any agreement reasonably required by the underwriters of securities of Acquiror to implement the foregoing within any reasonable timeframe so requested.

4.5 Effect on Transferees. Each and every transferee or assignee of any shares of Acquiror Common Stock from a Company Stockholder or any transferee or assignee of any Company Stockholder shall be bound by and subject to the terms and conditions of this Article IV, and Acquiror may require, as a condition precedent to the transfer of any shares of Acquiror Common Stock subject to this Article IV, that the transferee agrees in writing to be bound by, and subject to, all the terms and conditions of this Article IV.

4.6 Stop-Transfer Instructions. To ensure compliance with the restrictions imposed by this Article IV, Acquiror may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and if Acquiror transfers its own securities, it may make appropriate notations to the same effect in its own records. Acquiror shall not be required (a) to transfer on its books any shares of Acquiror Common Stock that have been sold or otherwise transferred in violation of any of the provisions of this Article IV or (b) to treat as owner of such shares of Acquiror Common Stock, or to accord the right to vote or pay dividends, to any purchaser or other transferee to whom such shares of Acquiror Common Stock has been so transferred.

4.7 Legends. Each certificate representing any shares of Acquiror Common Stock held by any Company Stockholder shall bear the following legends (in addition to any other legends required by law, the Restated Certificate, Acquiror’s bylaws or any other agreement to which such Company Stockholder is a party):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON PUBLIC RESALE AND TRANSFER, INCLUDING THE RIGHT OF FIRST REFUSAL HELD BY THE ISSUER AND/OR ITS ASSIGNEE(S) AND A MARKET STANDOFF RESTRICTION, AS SET FORTH IN AN AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH PUBLIC SALE AND TRANSFER RESTRICTIONS, INCLUDING THE RIGHT OF FIRST REFUSAL AND THE MARKET STANDOFF RESTRICTION, ARE BINDING ON TRANSFEREES OF THESE SHARES.

THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The first legend set forth in this Section 4.7 shall be removed by Acquiror from any certificate evidencing Acquiror Common Stock upon delivery to Acquiror of an opinion by counsel, reasonably satisfactory to Acquiror, that a registration statement under the Securities Act is at that time in effect with respect to the legended security or that such security can be freely transferred in a public sale without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which Acquiror issued Acquiror Common Stock.

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1 Affirmative Conduct of Company Business. The Company shall, and shall cause each Company Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, pay its debts and Taxes when due (subject to Acquiror’s review and consent to the filing of any income, franchise or other material Tax Return), pay or perform other obligations when due, and use commercially reasonable efforts to preserve intact the present business organizations of the Company and the Company Subsidiaries, keep available the services of the present officers and employees of the Company and the Company Subsidiaries and preserve the relationships of the Company and the Company Subsidiaries with customers, suppliers, distributors, licensors, licensees and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing business of the Company and the Company Subsidiaries at the Effective Time. The Company shall, and shall cause each Company Subsidiary to, collect accounts receivable, sell inventory and pay accounts payable and commissions in the ordinary course of business consistent with past practice and not intentionally accelerate, delay or postpone payment of any accounts payable or commissions, or enter into any agreement or negotiation with any party to alter the payment date of any accounts payable or commissions, or accelerate or delay the collection of (or discount) any accounts receivable.

5.2 Restrictions on Conduct of Company Business. The Company shall not, and shall cause each Company Subsidiary not to, without the prior written consent of Acquiror: (i) enter into any transaction that would reasonably be expected to result in a Material Adverse Effect; (ii) amend its certificate of incorporation or bylaws (whether by merger, consolidation or otherwise); (iii) grant or knowingly permit any Encumbrance (other than a Permitted Encumbrance) on any of the Company’s properties or assets (whether tangible or intangible); (iv) sell, transfer, assign, convey, lease, license (other than on a non-exclusive basis pursuant to Ordinary Course Out-Licenses) or otherwise dispose of any material portion of the Company’s assets; (v) enter into any Contract for the purchase, sale, transfer, license or other disposition of any of the Company, any Company Subsidiary or their respective assets, whether by merger, share purchase, license or otherwise (other than pursuant to Ordinary Course Out-Licenses); (vi) enter into, amend, waive any rights under or terminate any Company Material Agreement; (vii) waive or release any material right or claim of the Company or any Company Subsidiary; (viii) transfer or provide a copy of any Company Source Code to any Person; (ix) borrow money or incur any indebtedness for borrowed money; (x) make or change any

Tax election (other than in connection with the filing of a Tax Return in accordance with Section 5.2(x)), adopt or change any Tax accounting method, enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or any closing agreement or Tax ruling, settle or compromise any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or file any income, franchise or other material Tax Return (including any amended Tax Return) unless such Tax Return has been made available to Acquiror for review within a reasonable period prior to the due date for filing and Acquiror has consented to such filing which consent shall not be unreasonably denied, delayed or conditioned; (xi) declare or pay any dividends, or authorize or make any distribution upon or with respect to any Company Capital Stock; (xii) (a) except as contemplated by a sale of Company Capital Stock by a current stockholder of the Company or a capital contribution by a current stockholder of the Company set forth on Schedule 5.2(xii) (each, a “Stockholder Equity Transfer”), issue, deliver or sell, or authorize the issuance, delivery or sale of any shares of Company Capital Stock or any securities convertible into or exerciseable or exchangeable for, any shares of Company Capital Stock, or (b) except as contemplated by a Stockholder Equity Transfer, amend any terms of any Company Capital Stock (whether by merger, consolidation or otherwise); (xiii) make any capital expenditures in excess of $25,000; (xiv) liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction; (xv) enter into, adopt, amend, modify or terminate any Company Employee Plan, or increase the benefits thereunder; (xvi) establish, grant, pay or increase or agree to establish, grant, pay or increase any form of compensation or benefits to any director, officer or Employee of the Company which consent shall not be unreasonably withheld, conditioned or delayed; (xvii) grant any equity or equity-linked awards or any other cash bonus, incentive, performance or other incentive compensation or accelerate the vesting or payment of, or funding or in any other way securing the payment of, compensation or benefits under any Company Employee Plan which consent shall not be unreasonably withheld, conditioned or delayed; (xviii) hire or terminate any director, officer or key employee of the Company or any Company Subsidiary which consent shall not be unreasonably withheld, conditioned or delayed or (xix) take or agree to take, any of the actions described in clauses (i) through (xviii) in this Section 5.2.

5.3 No Solicitation.

(a) The Company shall not (nor shall the Company permit, as applicable, any of its directors, officers or other employees, stockholders, agents, representatives, Subsidiaries or Affiliates to), directly or indirectly: (i) except as contemplated by a Stockholder Equity Transfer, solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any part of the assets (other than inventory in the ordinary course of business), business, properties or technologies of the Company or any Company Subsidiary, or any amount of the Company Capital Stock (whether or not outstanding), whether by merger, consolidation, tender offer, license or otherwise, or effect any such transaction, (ii) disclose or furnish any information not customarily disclosed to any Person concerning the Company, any Company Subsidiary or their assets, technologies or properties, or afford to any Person access to its properties, technologies, books or records, not customarily afforded such access, (iii) except as contemplated by a Stockholder Equity Transfer, assist or cooperate with any Person to make any proposal to purchase all or any part of the Company Capital Stock or assets of the Company or any Company Subsidiary, or (iv) enter into any agreement with any Person providing for the acquisition of the Company or any Company Subsidiary, whether by merger, purchase of assets, license, tender offer or otherwise.

(b) The Company shall immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Acquiror) that are the subject matter of clause (i), (ii), (iii) or (iv) of Section 5.3(a) hereof.

(c) In the event that the Company or any of the Company’s Affiliates shall receive any offer, proposal, or request, directly or indirectly, of the type referenced in clause (i), (iii), or (iv) of Section 5.3(a) hereof, or any request for disclosure or access as referenced in clause (ii) of Section 5.3(a) hereof, the Company shall (i) immediately suspend any discussions with such offeror or party with regard to such offers, proposals, or requests and (ii) immediately thereafter, notify Acquiror thereof, which notice shall contain (1) the pricing, terms, conditions and other material provisions of such proposed transaction, (2) the identity of the proposed party or parties to such proposed transaction (3) a copy of the written agreement or other documentation setting forth the terms of the proposed transaction and (4) such other information related thereto as Acquiror may reasonably request.

(d) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Acquiror shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Acquiror may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or Affiliate of the Company or any Company Subsidiary shall be deemed to be a material breach of this Agreement by the Company.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Required Stockholder Approval.

(a) The Company shall obtain the Required Stockholder Approval promptly, but in no event later than four (4) hours following the execution of this Agreement. Promptly upon obtaining the Required Stockholder Approval, the Company shall prepare and, as soon as reasonably practicable, send to all Company Stockholders on the record date for the Stockholder Written Consents who did not execute a Stockholder Written Consent the notices required pursuant to Delaware Law. Such materials submitted to the Company Stockholders in connection with such Stockholder Written Consents shall be subject to review and comment by Acquiror and shall include an information statement regarding the Company, the terms of this Agreement and the Merger and the unanimous recommendation of the Company Board that the Company Stockholders not exercise their dissenters or appraisal rights under Delaware Law in connection with the Merger (the “Information Statement”). Each party agrees that information supplied by such party for inclusion in the Information Statement will not, on the date the Information Statement is first sent or furnished to the Company Stockholders, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading. The parties shall update, amend and supplement the Information Statement from time to time as may be required by applicable Legal Requirements.

(b) Promptly following the execution of this Agreement, but in no event later than five (5) Business Days after the date Acquiror has approved such materials pursuant to this Section 6.1(b) (provided, that such approval shall not be unreasonably withheld, conditioned or delayed), the Company shall (i) obtain from each Person who might receive any payments and/or benefits referred to in this

Section 6.1(b) an executed 280G Waiver, substantially in the form attached hereto as Schedule 6.1(b) (each, a “280G Waiver”) and (ii) submit to the Company Stockholders for approval (in a manner reasonably satisfactory to Acquiror) by such number of Company Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits, if any, that may, separately or in the aggregate, constitute “parachute payments” within the meaning of Section 280G of the Code and the regulations promulgated thereunder (which determination shall be made by the Company, subject to review and approval by Acquiror, which shall not unreasonably be withheld or delayed), such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code, and, if applicable, prior to the Effective Time, the Company shall deliver to Acquiror evidence satisfactory to Acquiror (i) that a Company Stockholder vote was solicited in conformance with Section 280G and the regulations promulgated thereunder, and the requisite Company Stockholder approval was obtained with respect to any payments and/or benefits that were subject to the Company Stockholder vote (the “280G Approval”), or (ii) that the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided, pursuant to the 280G Waiver described herein. All materials and waivers to be submitted to the Company Stockholders pursuant to this Section 6.1(b) shall be subject to review and approval by Acquiror which shall not be unreasonably withheld, conditioned or delayed.

(c) The Company Board shall not alter, modify, change or revoke its unanimous approval of this Agreement, the Merger and the transactions contemplated hereby, including each of the matters set forth in Section 6.1(a) and the matters, if any, required pursuant to Section 6.1(b), nor its unanimous recommendation that the Company Stockholders not exercise their dissenters or appraisal rights under Delaware Law in connection with the Merger.

6.2 Access to Information.

(a) The Company shall afford Acquiror and its accountants, counsel and other representatives reasonable access to (i) all of the properties, books, Contracts, commitments and records of the Company and the Company Subsidiaries, including all Company Owned Intellectual Property (including access to design processes and methodologies and all source code), (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company and the Company Subsidiaries as Acquiror may reasonably request, and (iii) all employees of the Company and the Company Subsidiaries as identified by Acquiror. The Company shall make available to Acquiror and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request; provided, however, that no information discovered through the access afforded by this Section 6.2 shall (x) limit or otherwise affect any remedies available to the party receiving such notice, (y) constitute an acknowledgment or admission of a breach of this Agreement or (z) be deemed to amend or supplement the Company Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

(b) The Company shall use its best efforts to provide to Acquiror and its accountants, counsel and other representatives by October 15, 2013, copies of (i) the unaudited consolidated balance sheet as of September 30, 2013 and the related unaudited consolidated statements of income, cash flow and stockholders’ equity for the nine (9) months then ended, all as reviewed by PricewaterhouseCoopers LLP, and (ii) the audited consolidated balance sheet as of December 31, 2012 and the related audited consolidated statements of income, cash flow and stockholders’ equity for the twelve (12) month period then ended, all as audited by PricewaterhouseCoopers LLP (the “Annual Audited Financial Statements”). Such financial statements (a) are true and correct in all material respects, (b) were prepared in accordance with the books and records of the Company and (c) present fairly the financial condition of the Company at the date or dates therein indicated and the results of operations and cash flows for the period or periods therein specified. For the avoidance of doubt, all costs and expenses incurred in connection with the preparation and delivery of the financial statements shall be borne by the Acquiror.

(c) Promptly following the execution of this Agreement, the Company will prepare complete detailed written descriptions reasonably satisfactory to Acquiror regarding the Company’s collection, storage, use, sharing and dissemination of Personal Information and Customer Data.

6.3 Notification of Certain Matters. The Company shall give prompt notice to Acquiror of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (b) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.3 shall not (x) limit or otherwise affect any remedies available to the party receiving such notice, (y) constitute an acknowledgment or admission of a breach of this Agreement or (z) be deemed to amend or supplement the Company Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

6.4 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense. The Company shall use its best efforts to pay all Transaction Expenses prior to the Closing Date, and no Transaction Expenses shall be incurred by the Company or on behalf of the or the Surviving Corporation after the Closing Date without the express prior written consent of Acquiror. The parties will each pay half of the filing fee for any filings under the HSR Act or similar foreign Competition Law filings.

6.5 Corporate Matters. The Company shall, at (or as soon as reasonably practicable after) the Closing, deliver to Acquiror the minute books containing the records of all proceedings, consents, actions and meetings of the board of directors, committees of the board of directors and stockholders of the Company and the Company Subsidiaries and the stock ledgers, journals and other records reflecting all stock issuances and transfers.

6.6 Further Actions. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the Merger, including, without limitation, using its commercially reasonable efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to Contracts with the Company or any Company Subsidiary as are necessary for the consummation of the Merger. In case, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their commercially reasonable efforts to take all such action.

6.7 Tax Matters.

(a) Preparation and Filing of Tax Returns; Payment of Taxes. Acquiror shall prepare and file or cause to be prepared and filed all Tax Returns of the Company for any Taxable period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date (together, a “Pre-Closing Tax Period”) that are filed after the Closing Date (including any amended Tax Returns for such periods) and, subject to the indemnification obligations hereunder, shall pay or cause to be paid all Taxes due with respect to such Tax Returns. Acquiror shall provide the Stockholders’ Agent copies of all such U.S. federal income Tax Returns at least 20 days prior to their filing, and all other material Tax Returns at least 10 days prior to their filing, shall permit the Stockholders’ Agent to review and comment on each such Tax Return prior to filing and shall consider whether to incorporate in good faith all reasonable comments made by the Stockholders’ Agent in writing. “Straddle Period” means any Tax period beginning before the Closing Date and ending after the Closing Date. With respect to Taxes of the Company relating to a Straddle Period, the portion of any Tax that is allocable to the Pre-Closing Tax Period will be determined as follows: (i) in the case of Property Taxes, the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year of the Company terminated at the close of business on the Closing Date.

(b) Cooperation on Tax Matters. Acquiror, the Company, the Stockholders’ Agent, and the Company Stockholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any action, suit, demand or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such action, suit, demand or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Acquiror, the Company, the Stockholders’ Agent, and the Company Stockholders agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any Taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Acquiror, any extensions thereof), and to abide by all record retention agreements entered into with any Governmental Entity. Acquiror and the Stockholders’ Agent further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(c) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be borne fifty percent by Acquiror and fifty percent by the Company Stockholders; provided, however, that the Company Stockholders shall pay 100% of any Transfer Taxes incurred in connection with the transfer of Company Capital Stock prior to Closing.

(d) Plan of Reorganization. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement, each party hereto shall use reasonable efforts not to take any action that to its knowledge would cause the Merger to fail to qualify as a reorganization under the provisions of Section 368(a) of the Code.

6.8 Employee Matters.

(a) New Employment Arrangements. Prior to the Closing Date, Acquiror shall, or shall cause one of its subsidiaries to, extend an offer of employment to each employee of the Company and the Company Subsidiaries to become an employee of Acquiror or one of its subsidiaries effective on the day following the Closing Date; provided, however, that Acquiror shall have no obligation to extend an offer of employment to an employee of the Company and the Company Subsidiaries who the Acquiror and the Company mutually agree prior to the Closing Date shall not receive such an offer. In the event that any employee of the Company or Company Subsidiary declines to accept Acquiror’s offer of employment made in accordance with this Section 6.8(a) or is otherwise not extended an offer of employment by Acquiror pursuant to mutual agreement of the Company and Acquiror prior to the Closing Date, the Company or applicable Company Subsidiary shall terminate the employment of such Person effective prior to the Effective Time.

(b) Acquiror RSUs. At the Closing, Acquiror will reserve for issuance 1,697,381 shares of Acquiror Common Stock in the aggregate for issuance in the form of Acquiror RSUs to be issued to Continuing Employees as soon as practicable following the Closing Date. Acquiror, in consultation with the Key Employees, will determine the Continuing Employees who will be eligible to receive Acquiror RSUs and the number of Acquiror RSUs to be allocated to each such eligible Continuing Employee. Acquiror RSUs issued pursuant to this Section 6.8(b) shall be subject to the terms and conditions of the Acquiror Plan and the form agreement approved for grant thereunder and shall vest in accordance with the vesting schedule(s) set forth on Schedule 6.8(b).

(c) Employee Vacation. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time shall be paid by the Company to such Continuing Employee immediately prior to the Effective Time.

(d) Termination of 401(k) Plan. Unless instructed otherwise by Acquiror, effective as of no later than the day immediately preceding the Closing Date, the Company shall terminate any and all Company Employee Plans intended to include any Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Acquiror provides written notice to the Company that such 401(k) Plans shall not be terminated). The Company shall provide Acquiror with evidence that any such 401(k) Plans have been terminated pursuant to resolutions of the board of directors (or similar body) of the Company. The form and substance of such resolutions shall be subject to review and approval of Acquiror. The Company also shall take such other actions in furtherance of terminating any such Company Employee Plan as Acquiror may require.

6.9 Contract Consents, Amendments and Terminations.

(a) The Company shall (i) use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Contract as are required thereunder in connection with the Merger or for any such Contracts to remain in full force and effect, all of which are required to be listed in Section 2.4 of the Company Disclosure Schedule, (ii) obtain all necessary consents, waivers and approvals of any parties to any Contracts listed on Schedule 6.9(a)(i) as are required thereunder in connection with the Merger or for any such Contracts to remain in full force and effect, so as to preserve all rights of, and benefits to, the Company under such Contracts from and after the Effective Time and (iii) provide all notices required under any Contract in connection with the

Merger, all of which such Contracts are listed on Schedule 6.9(a)(ii). Such consents, modifications, waivers and approvals shall be in a form acceptable to Acquiror. In the event that the other parties to any such Contract conditions its grant of a consent, modification, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon, or otherwise requires in response to a notice or consent request pursuant to this Agreement, the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract or the provision of additional security (including a guaranty), the Company shall be responsible for making all payments or providing such additional security required to obtain such consent, modification, waiver or approval and shall indemnify, defend, protect and hold harmless Acquiror from all losses, costs, claims, liabilities and damages arising from the same. In the event the Merger does not close for any reason, Acquiror shall not have any liability to the Company, the stockholders of the Company or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such consents, modifications, waivers and approvals.

(b) The Company shall use commercially reasonable efforts to modify each of the Contracts listed on Schedule 6.9(b) hereto in the manner set forth on Schedule 6.9(b) hereto effective as of and contingent upon the Closing, so that the required modifications are in effect immediately following the Effective Time. Such modifications shall be in a form acceptable to Acquiror. In the event that the other parties to any such Contract conditions its grant of a modification (including by threatening to exercise a “recapture” or other termination right) upon, or otherwise requires in response to a notice or consent request pursuant to this Agreement, the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract or the provision of additional security (including a guaranty), the Company shall be responsible for making all payments or providing such additional security required to obtain such consent, modification, waiver or approval and shall indemnify, defend, protect and hold harmless Acquiror from all losses, costs, claims, liabilities and damages arising from the same. In the event the Merger does not close for any reason, Acquiror shall not have any liability to the Company, the Company Stockholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such modifications.

(c) The Company shall use commercially reasonable efforts to terminate each of the Contracts listed on Schedule 6.9(c) hereof (the “Terminated Agreements”), effective as of and contingent upon the Closing, including sending all required notices, such that each such Contract shall be of no further force or effect immediately following the Effective Time. Upon the Closing, the Company shall have paid all amounts owed under the Terminated Agreements (as a result of the termination of the Terminated Agreements or otherwise), and the Surviving Corporation will not incur any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) under any Terminated Agreement following the Closing Date. The Company shall be responsible for making any payments required to terminate the Terminated Agreements and shall indemnify, defend, protect and hold harmless Acquiror from all losses arising from the same and such payments shall be Transaction Expenses for purposes of this Agreement. In the event the Merger does not close for any reason, Acquiror shall not have any liability to the Company, the stockholders of the Company or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such terminations.

(d) The Company shall send each of the notices set forth in Schedule 6.9(d) hereto (the “Cancellation Notices”) promptly following the date hereof. The Company shall be responsible for making any payments required in connection with the Cancellation Notices and shall indemnify, defend, protect and hold harmless Acquiror from all losses arising from the same and such payments shall be Transaction Expenses for purposes of this Agreement.

6.10 Company Net Working Capital Certificate; Spreadsheet.

(a) The Company shall deliver a draft Company Net Working Capital Certificate to Acquiror at least three (3) Business Days prior to the Closing Date.

(b) The Company shall deliver to Acquiror a spreadsheet (the “Spreadsheet”) substantially in the form attached hereto as Schedule 6.10, which spreadsheet shall be certified as complete and correct by the Chief Executive Officer of the Company as of the Closing Date and which shall include, among other things, as of the Closing, (a) the calculation of (i) the Per Share Amount and (ii) the Escrow Amount Per Share; (b)(i) the names of all Company Stockholders and their respective addresses and e-mail addresses and indicating whether such holder is a Continuing Employee and an “accredited investor”, (ii) each such Company Stockholder’s tax identification number, if available, (iii) the number and type of shares of Company Capital Stock held by each such Company Stockholder, the respective certificate numbers and the date of acquisition of such shares; (iv) the Pro Rata Share for each such Company Stockholder, (v) the number of shares of Acquiror Common Stock to be delivered to each such Company Stockholder pursuant to Section 1.8(a) or Section 1.8(b), as applicable, and (vi) such other information relevant thereto or which Acquiror may reasonably request, and (c)(i) the names of all holders of Company Options and their respective addresses, (ii) whether each such holder is a Continuing Employee, (iii) the number of shares of Company Capital Stock underlying each such Company Option, (iv) the grant dates of such Company Options and the vesting arrangement with respect to such Company Options and indicating, with respect to each Company Option, whether such Company Options are incentive stock options or non-qualified stock options and (v) such other information relevant thereto or which Acquiror may reasonably request. The Company shall deliver the Spreadsheet to Acquiror at least five (5) Business Days prior to the Closing Date.

6.11 Release of Encumbrances. The Company shall file, or shall have filed, all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Acquiror, that are necessary or appropriate to effect the release of all Encumbrances set forth in Schedule 6.11 hereto.

6.12 Confidentiality.

(a) The parties hereto acknowledge that Acquiror and the Company have previously executed the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms, and the parties hereby agree that the information obtained in any investigation pursuant to Section 6.2 hereof or pursuant to any notice provided under Section 6.3 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Confidentiality Agreement. The Stockholders’ Agent hereby agrees to be bound by the terms and conditions of the Confidentiality Agreement to the same extent as though the Stockholders’ Agent were a party thereto. With respect to the Stockholders’ Agent, as used in the Confidentiality Agreement the term “Information” shall include information relating to the Merger or this Agreement received by the Stockholders’ Agent after the Closing or relating to the period after the Closing.

(b) The parties hereto acknowledge that the terms of the Confidentiality Agreement shall continue to govern any disclosures related to the Agreement or the transactions contemplated hereby. The Company shall not, and the Company shall cause each Company Stockholder, Key Employee, Company Subsidiary and Company representative not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby or use Acquiror’s name or refer to Acquiror directly or indirectly in connection with Acquiror’s relationship with the Company in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Acquiror, unless required by law (in which event a satisfactory opinion of counsel to that effect shall be first delivered to Acquiror prior to any such disclosure) and except as reasonably necessary for the Company to obtain the consents and approvals of Company Stockholders and other third parties contemplated by this Agreement. Notwithstanding anything herein or in the Confidentiality Agreement, Acquiror may issue such press releases or make such other public statements regarding this Agreement or the transactions contemplated hereby as Acquiror may, in its reasonable discretion, determine.

6.13 Director and Officer Insurance.

(a) The Company may obtain at its expense a fully prepaid “tail” directors’ and officers’ liability insurance policy, which (i) has an effective term of six (6) years from the Effective Time, (ii) covers only those persons who are currently covered by the Company’s existing directors’ and officers’ liability insurance policy in effect as of the Agreement Date and only for matters occurring at or prior to the Effective Time, and (iii) contains coverage terms comparable to those applicable to the current directors and officers of the Company (the “Company D&O Tail Policy”). Following the Effective Time, the Surviving Corporation shall not cancel the Company D&O Tail Policy during its term. For the avoidance of doubt, the cost of any Company D&O Tail Policy shall be considered a Transaction Expense of the Company.

(b) From and after the Effective Time, and until the sixth (6th) anniversary of the Effective Time, Acquiror shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company to Persons who on or prior to the Effective Time are or were directors and/or officers of the Company or any Subsidiary (the “Company Indemnified Parties”) pursuant to any indemnification provisions under the Company’s Certificate of Incorporation or Bylaws or similar charter documents of any Subsidiary as in effect on the Agreement Date and pursuant to any indemnification agreements between the Company or any Subsidiary and such Company Indemnified Parties existing as of the Agreement Date (the “Company Indemnification Provisions”), with respect to claims arising out of matters occurring at or prior to the Effective Time; provided, however, that (i) during the Escrow Period, the Acquiror shall only be required to cause the Surviving Corporation to fulfill and honor the Company Indemnification Provisions if (1) Escrow Shares are available in the Escrow Fund to compensate Acquiror for any obligations, fees or expenses incurred by the Surviving Corporation as a result of fulfilling and honoring the Company Indemnification Provisions (the “Company Indemnification Expenses”) or (2) the Company Indemnification Expenses are covered by the Company D&O Tail Policy and (ii) following the end of the Escrow Period, Acquiror shall only be required to cause the Surviving Corporation to fulfill and honor the Company Indemnification Provisions if the Company Indemnification Expenses are covered by the Company D&O Tail Policy.

6.14 Governmental Filings. The Company and Acquiror shall each as promptly as practicable, make all necessary filings with Governmental Entities in order to facilitate prompt consummation of the transactions contemplated hereby, (including, making all necessary filings under the HSR Act), and thereafter make any other required submissions, with respect to this Agreement and the transactions contemplated hereunder required under any Competition Law. The Company and Acquiror shall cooperate with each other in connection with the making of any applications, filings and submissions contemplated by this Section 6.14.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of the Company, Acquiror and Merger Sub to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) Stockholder Approval. The Required Stockholder Approval shall have been obtained.

(b) No Order; Injunctions; Restraints; Illegality. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

(c) Compliance with Securities Laws. Acquiror shall have reasonably determined that the offer and sale of the Acquiror Common Stock in connection with the Merger shall be qualified or exempt from registration or qualification under all applicable federal and state securities Legal Requirements.

(d) Regulatory Approvals; HSR Act. All waiting periods (and extensions thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or otherwise been terminated, and all approvals under applicable non-U.S. antitrust or competition Legal Requirements shall have been obtained (or the waiting periods thereunder shall have expired or terminated early).

7.2 Conditions to the Obligations of Acquiror and Merger Sub.

The obligations of Acquiror and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Acquiror and Merger Sub:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company in this Agreement (other than the representations and warranties of the Company as of a specified date, which shall be true and correct as of such date) shall have been true and correct on the date they were made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “knowledge” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date and (ii) the Company shall have performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.

(b) No Material Adverse Effect. Since the date hereof, there shall not have occurred any event or condition of any kind or character that has had or could be reasonably expected to have, either individually or in the aggregate with all such other events or conditions, a Material Adverse Effect with respect to the Company.

(c) 280G Stockholder Approval.

(i) Each Person who might receive any payments and/or benefits referred to in Section 6.1(b) hereof shall have executed and delivered to the Company a 280G Waiver, and such 280G Waiver shall be in effect immediately prior to the Effective Time.

(ii) With respect to any payments and/or benefits that Acquiror determines may constitute “parachute payments” under Section 280G of the Code with respect to any employees, the Company Stockholders shall have (x) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (y) shall have voted upon and disapproved such parachute payments, and, as a consequence, such “parachute payments” shall not be paid or provided for in any manner, and Acquiror and its subsidiaries shall not have any liabilities with respect to such “parachute payments.”

(d) Appraisal Rights.

(i) The Company shall have delivered notice in accordance with the applicable provisions of Delaware Law such that no stockholder of the Company will be able to exercise appraisal rights if such stockholder has not perfected such appraisal rights prior to Closing.

(ii) Company Stockholders holding no more than five (5%) percent of the Fully-Diluted Company Capital Stock shall have perfected, or continue to have a right to exercise appraisal rights or other similar rights under applicable law with respect to their Company Capital Stock by virtue of the Merger.

(e) Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, against Acquiror or the Company, their respective properties or any of their respective officers, directors or Subsidiaries (x) by any Person arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement or (y) by any Governmental Entity arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement.

(f) Third Party Contracts.

(i) The Company shall have delivered to Acquiror all necessary consents, waivers and approvals of parties to any Contract set forth on Schedule 6.9(a)(i) hereto.

(ii) The Company shall have delivered to Acquiror all necessary modification of parties to the Contracts set forth on Schedule 6.9(b) hereto.

(iii) The Company shall have terminated each of those Contracts set forth on Schedule 6.9(c) hereto.

(iv) The Company shall have sent the Cancellation Notices set forth on Schedule 6.9(d) hereto.

(v) The Company shall have sent the notices set forth on Schedule 6.9(a)(ii) hereto.

(g) Key Employee Agreements. Each of the Offer Letters and Company Stockholder Investment Representation, Repurchase and Stockholder Obligation Letters executed by Key Employees shall be in full force and effect.

(h) Non-Competition Agreements. Each of Key Stockholders shall have executed Non-Competition Agreements which shall be in full force and effect.

(i) Employees. Acquiror shall have received evidence reasonably satisfactory to Acquiror that not less than 90% of the employees who are offered employment by Acquiror shall have accepted the offers of employment described Section 6.8(a) and that all of the Key Employees remain employed by the Company and have not overtly expressed an intention to leave the employ of the Company or the Surviving Corporation following the Closing.

(j) Company Stockholder Agreements. Each of the Company Stockholder Investment Representation, Repurchase and Stockholder Obligation Letters shall be in full force and effect.

(k) Resignations of Officers and Directors. Acquiror shall have received resignations from each of the directors and officers of the Company and the Company Subsidiaries in office immediately prior to Closing, in form and substance reasonably satisfactory to Acquiror.

(l) Termination of 401(k) Plan. Unless Acquiror has explicitly instructed otherwise pursuant to Section 6.8(c) hereof, Acquiror shall have received from the Company evidence reasonably satisfactory to Acquiror that each 401(k) Plan has been terminated pursuant to resolution of the Company Board or the board of directors of the ERISA Affiliate, as the case may be (the form and substance of which shall have been subject to review and approval of Acquiror), effective as of no later than the day immediately preceding the Closing Date, and Acquiror shall have received from the Company evidence of the taking of any and all further actions as provided in Section 6.8(c) hereof.

(m) Company Net Working Capital Certificate. Acquiror shall have received the Company Net Working Capital Certificate, which shall be complete and correct as of the Closing Date.

(n) Spreadsheet. Acquiror shall have received the Spreadsheet, certified as complete and correct by the Chief Executive Officer and Chief Financial Officer of the Company as of the Closing Date.

(o) Financial Statements. Acquiror shall have received true, correct and complete copies of (i) the unaudited consolidated balance sheet as of June 30, 2013 and the related unaudited consolidated statements of income, cash flow and stockholders’ equity for the six (6) months then ended, all as reviewed by PricewaterhouseCoopers LLP (the “Six-Month Interim Reviewed Financial Statements”), and (ii) the Annual Audited Financial Statements; provided, that, notwithstanding the foregoing, if following the Company’s full cooperation with PricewaterhouseCoopers LLP, including providing PricewaterhouseCoopers LLP access to the Company’s books and records, PricewaterhouseCoopers LLP is not able to complete its review or audit of the foregoing financial statements, as applicable, on or prior to November 1, 2013, then such financial statements may be reviewed by another “Big 4 Accounting Firm” other than PricewaterhouseCoopers LLP.

(p) Release of Encumbrances. Acquiror shall have received from the Company a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Acquiror, that are necessary or appropriate to evidence the release of all Encumbrances set forth in Schedule 6.11 hereto.

(q) Proprietary Information and Inventions Assignment Agreement. The Company shall have provided evidence satisfactory to Acquiror that as of the Closing each Employee of the Company and Company Subsidiary has entered into and executed an Employee Proprietary Information Agreement or Consultant Proprietary Information Agreement, as applicable.

(r) Certificate of the Company. Acquiror shall have received a certificate from the Company, validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing:

(i) the representations and warranties of the Company in this Agreement (other than the representations and warranties of the Company as of a specified date, which were true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects (without giving effect to any limitation as to “materiality” or “knowledge” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date;

(ii) the Company has performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed and complied with by the Company as of the Closing;

(iii) there has not been a Material Adverse Effect with respect to the Company; and

(iv) the conditions to the obligations of Acquiror and Merger Sub set forth in this Section 7.2 have been satisfied (unless otherwise waived in accordance with the terms hereof).

(s) Certificate of Secretary of Company. Acquiror shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Charter Documents, (ii) the valid adoption of resolutions of the Company Board (whereby the Merger and the transactions contemplated hereunder were unanimously approved by the Company Board) and (iii) that the Required Stockholder Approval shall have been obtained.

(t) Certificate of Good Standing. Acquiror shall have received a long-form certificate of good standing from the Secretary of State of the State of Delaware which is dated within two (2) Business Days prior to Closing with respect to the Company.

(u) Certificate of Status of Foreign Corporation. Acquiror shall have received a certificate of good standing with respect to the Company from the applicable Governmental Entity in each jurisdiction where it is required to be qualified to do business, all of which are dated within two (2) Business Days prior to the Closing.

(v) FIRPTA Certificate. Acquiror shall have received the FIRPTA documentation, including (i) a notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in substantially the form attached hereto as Exhibit B, dated as of the Closing Date and executed by the Company, together with written authorization for Acquiror to deliver such notice form to the Internal Revenue Service on behalf of the Company after the Closing, and (ii) a FIRPTA Notice, in substantially the form attached hereto as Exhibit C, dated as of the Closing Date and executed by the Company.

(w) Stockholder Approval. Acquiror shall have received executed Stockholder Written Consents representing at least ninety-five percent (95%) of the votes represented by all outstanding shares of Company Common Stock and Company Preferred Stock (on an as-converted to Company Common Stock basis) voting together as a single class on an as-converted to Company Common Stock basis.

(x) Escrow Agreement. Stockholders’ Agent and the Escrow Agent shall have executed and delivered the Escrow Agreement.

7.3 Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations, Warranties and Covenants. The representations and warranties of Acquiror in this Agreement (other than the representations and warranties of Acquiror as of a specified date, which shall be true and correct as of such date) shall have been true and correct when made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, and each of Acquiror and the Merger Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing Date.

(b) Certificate of Acquiror. Company shall have received a certificate executed by an authorized officer of Acquiror for and on behalf of Acquiror to the effect that, as of the Closing:

(i) all representations and warranties made by Acquiror in this Agreement (other than the representations and warranties of Acquiror and Merger Sub as of a specified date, which were true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date; and

(ii) Acquiror and the Merger Sub have performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed or complied with by such parties as of the Closing.

(c) Escrow Agreement. Acquiror and the Escrow Agent shall have executed and delivered the Escrow Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the Merger abandoned by authorized action taken by the terminating party, whether before or after the Required Stockholder Approval:

(a) by mutual written consent duly authorized by the Company Board and Acquiror’s board of directors;

(b) by either Acquiror or the Company, if the Closing shall not have occurred on or before December 20, 2013 or such other date that Acquiror and the Company may agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose breach of this Agreement has been a principal cause of or resulted in the failure of the Closing to occur on or before the Termination Date;

(c) by Acquiror if the Required Stockholder Approval is not obtained within four (4) hours after the execution of this Agreement;

(d) by Acquiror, if there shall have occurred any event or condition of any kind or character that has had, or could reasonably be expected to have, either individually or in the aggregate with all such other events or conditions, a Material Adverse Effect on the Company;

(e) by Acquiror, if there has been a breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement such that the conditions set forth in Section 7.2(a) hereof would not be satisfied, and such breach has not been cured within ten (30) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(f) the Company, if there has been a breach of any representation, warranty, covenant or agreement of Acquiror and the Merger Sub set forth in this Agreement such that the conditions set forth in Section 7.3(a) hereof would not be satisfied, and such breach has not been cured within ten (30) calendar days after written notice thereof to Acquiror; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Merger Sub, the Company or their respective officers, directors, stockholders or affiliates; provided, however, that (a) the provisions of Section 6.4 (Expenses), the last two sentences of Section 6.9(b) and Section 6.9(c) and the last sentence of Section 6.9(d), Section 6.12 (Confidentiality), this Section 8.2 (Effect of Termination), Article X (General Provisions) (other than Section 10.1) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement, and (b) nothing herein shall relieve any party hereto from liability in connection with any willful breach of such party’s representations, warranties or covenants contained herein.

8.3 Amendment. Subject to the provisions of applicable Legal Requirements, the parties hereto may amend this Agreement by authorized action at any time pursuant to an instrument in writing signed on behalf of each of the parties hereto (provided, that after such approval, no amendment shall be made which by Legal Requirement required further approval by such stockholders without such further stockholder approval). To the extent permitted by applicable Legal Requirements, Acquiror and the Stockholders’ Agent may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Acquiror and the Stockholders’ Agent.

8.4 Extension; Waiver. At any time at or prior to the Closing, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b)

waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. At any time after the Closing, the Stockholders’ Agent and Acquiror may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such Person contained herein. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

ARTICLE IX

INDEMNIFICATION

9.1 Escrow Shares. Except as otherwise provided in this Article IX, Acquiror (on behalf of itself or any other Indemnified Person (as such term is defined in Section 9.2 below)) shall be compensated for any Indemnifiable Damages (as such term is defined in Section 9.2 below), pursuant to the indemnification obligations of the Company Stockholders, by the forfeiture of Escrow Shares.

9.2 Indemnification. Subject to the limitations and exceptions set forth in this Article IX, the Company Stockholders shall severally, but not jointly (in accordance with the Company Stockholders’ respective Pro Rata Share) indemnify and hold harmless Acquiror and its officers, directors, agents and employees, and each Person, if any, who controls or may control Acquiror within the meaning of the Securities Act (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all losses, liabilities, damages, diminution in value, fees, costs and expenses, including costs of investigation and defense and reasonable fees and expenses of lawyers, experts and other professionals (collectively, “Indemnifiable Damages”) directly or indirectly, whether or not due to a third-party claim, to the extent arising out of, resulting from or in connection with (i) any failure of any representation or warranty made by the Company in this Agreement or the Company Disclosure Schedule to be true and correct as of the Agreement Date and as of the Effective Time, (ii) any failure of any certification, representation or warranty made by the Company in any certificate delivered to Acquiror pursuant to any provision of this Agreement to be true and correct (excluding the Company Net Working Capital Certificate and the Spreadsheet), (iii) any breach of or default in connection with any of the covenants or agreements made by the Company in this Agreement, (iv) any failure of such Company Stockholder to have good and valid title to the shares of Company Capital Stock reflected in the Spreadsheet, (v) any inaccuracy in the Spreadsheet, (vi) any inaccuracy in the Company Net Working Capital Certificate or the calculation of the Company Net Working Capital Shortfall used to determine Acquiror Total Common Shares, (vii) any Pre-Closing Taxes, to the extent (A) such Pre-Closing Taxes remain unpaid at Closing and (B) such Pre-Closing Taxes exceed the amount of such Taxes included in the calculation of Company Net Working Capital, (viii) any Dissenting Share Payments, (ix) any third party Action against Acquiror or any of its subsidiaries (including the Surviving Corporation) following the Closing, including the costs of defending against and settling any such third party claims, if an adverse judgment in connection with such third party claim would reasonably be expected to give the Indemnified Persons a claim for indemnification under Section 9.2(i) hereof, (x) any Equityholder Matters and (xi) any payment by the Surviving Corporation or Acquiror of Company Indemnification Expenses that are not covered by the Company D&O Tail Policy. Materiality standards or qualifications in any representation, warranty or covenant shall not be taken into account in determining the amount of any Indemnifiable Damages with respect to such breach, default or failure to be true and correct. Any indemnity payments made under this Agreement shall be treated as purchase price adjustments for federal and state income Tax purposes.

9.3 Forfeiture of Escrow Shares as Recourse; Other Limitations. If the Merger is consummated, the indemnification obligations of the Company Stockholders under this Article IX shall constitute the sole and exclusive rights, claims and remedies of all Indemnified Persons under this Agreement against the Company Stockholders (other than with respect to recovery for equitable remedies and Article IV). Additionally, if the Merger is consummated, forfeiture of Escrow Shares shall be the sole and exclusive remedy for the indemnity obligations of the Company Stockholders under this Agreement (other than with respect to recovery for equitable remedies or Article IV), except in the case of (i) any failure of such Company Stockholder to have good and valid title to the shares of Company Common Stock reflected in the Spreadsheet, (ii) any Dissenting Share Payments, (iii) any inaccuracy in the Spreadsheet, (iv) any inaccuracy in the Company Net Working Capital Certificate or the calculation of the Company Net Working Capital Shortfall used to determine Acquiror Total Common Shares, (v) any Pre-Closing Taxes, (vi) Equityholder Matters, (vii) fraud, willful breach or intentional misrepresentation by the Company or such Company Stockholder in connection with transactions contemplated hereby, (viii) any covenant breaches, or (ix) any failure of any of the representations and warranties contained in Section 2.2 (Capitalization), Section 2.3 (Due Authorization), Section 2.13 (No Finder’s Fees; Transaction Expenses) or Section 2.15 (Tax Returns and Payments) to be true and correct (the representations identified in clause (ix) of this sentence, collectively, the “Fundamental Representations”), and items (i)-(ix) of this sentence, collectively, the “Special Matters”). With respect to the Special Matters, after all of the Escrow Shares have been forfeited, the Company Stockholders shall be liable for any Indemnifiable Damages resulting therefrom, provided, however, that such liability shall be limited to the aggregate consideration received by such Company Stockholder pursuant to this Agreement. Notwithstanding anything to the contrary herein, nothing in this Agreement shall limit a Company Stockholder’s liability in the case of fraud, willful breach or intentional misrepresentation if such Company Stockholder perpetrated such fraud, willful breach or intentional misrepresentation or had actual knowledge of such fraud, willful breach or intentional misrepresentation perpetrated by the Company at the time such fraud, willful breach or intentional misrepresentation occurred or was perpetrated. In the case of any failure of such Company Stockholder to have good and valid title to the shares of Company Common Stock reflected in the Spreadsheet, each such Company Stockholder shall be personally liable for the amount of any Indemnifiable Damages resulting therefrom. No claim for indemnification in respect of any failure of any representation or warranty made by the Company in this Agreement or the Company Disclosure Schedule (other than the Fundamental Representations) to be true and correct as of the Agreement Date and as of the Effective Time may be made by any Indemnified Person unless and until the aggregate amount of the Indemnifiable Damages with respect to such indemnification claims exceeds $2,000,000, at which point Indemnified Persons may recover all such Indemnifiable Damages, including the first $2,000,000 thereof.

9.4 Limitations; Valuation of Escrow Shares; Escrow Fund.

(a) The Escrow Shares shall be deposited by Acquiror with the Escrow Agent, such deposit to constitute an escrow fund (the “Escrow Fund”) and to be governed by the provisions set forth herein and in the Escrow Agreement. As between the parties to this Agreement, if any term or provision of the Escrow Agreement conflicts with any term or provision of this Agreement, then the term or provision of this Agreement will control. The Escrow Fund shall be available to compensate Acquiror (on behalf of itself or any other Indemnified Person) for Damages pursuant to the indemnification obligations set forth in this Article IX.

(b) The Escrow Shares to be forfeited in satisfaction of any indemnification obligations under this Article IX shall be forfeited on an equal basis (based on the values described in Section 9.4(c)), to the extent practicable.

(c) For purposes of this Article IX, the Escrow Shares shall be valued at $20.62 (as appropriately adjusted to reflect any stock split, stock dividend, recapitalization, or other similar transaction with respect to Acquiror Common Stock prior to the Effective Time).

(d) The amount of any Indemnifiable Damages that are subject to indemnification under this Article IX shall be calculated net of the amount of any insurance proceeds actually received by an Indemnified Person during the Escrow Period; provided, however, that no Indemnified Person shall have any obligation hereunder to make any insurance claims.

9.5 Period for Claims; Other Limitations. Except as set forth below, the period during which claims for Indemnifiable Damages may be made for the indemnity obligations under this Agreement (the applicable period, the “Claims Period”) shall commence at the Closing and terminate on the Escrow Fund Release Date (the “Escrow Period”). The Claims Period with respect to (i) the Special Matters other than the Fundamental Representations shall commence at the Closing and terminate upon the expiration of the applicable statute of limitations, and (ii) the Fundamental Representations shall commence at the Closing and terminate at 11:59 p.m. Pacific Time on the date that is 36 months following the Closing Date (or if such date is not a Business Day, until such time on the first Business Day thereafter) (the applicable time period specified in this sentence being the “Subsequent Claim Period”); provided, however, that during the Escrow Period, all claims for indemnification must first be made against the Escrow Shares to the extent there are sufficient Escrow Shares (after taking into account all other claims for indemnification from the Escrow Shares made by Indemnified Persons). Notwithstanding anything contained herein to the contrary, such portion of the Escrow Shares at the conclusion of the Escrow Period as in the reasonable judgment of Acquiror shall be necessary to satisfy any unresolved or unsatisfied claim for Indemnifiable Damages specified in any Officer’s Certificate delivered to the Stockholders’ Agent prior to expiration of the Escrow Period shall continue to be held by Acquiror until such claim for Indemnifiable Damages has been resolved or satisfied. All Escrow Shares at the end of the Escrow Period, less Escrow Shares remaining in respect of unresolved or unsatisfied claims pursuant to the previous sentence, shall be released and distributed to the Company Stockholders promptly (and in any event within 20 Business Days) after the expiration of the Escrow Period in accordance with each such Company Stockholder’s interest in the then remaining Escrow Shares. With respect to any remaining Escrow Shares for a given indemnification claim following the expiration of the Escrow Period, such remaining Escrow Shares shall be released to the Company Stockholders within 20 Business Days following the resolution or satisfaction of such claim, net (in the case of any Company Stockholder) of any amounts therefrom used to satisfy such Company Stockholder’s indemnification obligations with respect to such claim, in accordance with this Article IX.

9.6 Claims.

(a) On or before the last day of the Escrow Period or on or before the last day of the Subsequent Claims Period, as applicable, Acquiror may deliver to the Stockholders’ Agent, with a copy delivered concurrently to the Escrow Agent, a certificate signed by any officer of Acquiror (an “Officer’s Certificate”):

(i) stating that an Indemnified Person has incurred, paid, reserved or accrued, or reasonably anticipates that it is reasonably likely to incur, pay, reserve or accrue, Indemnifiable Damages (or that with respect to any Tax matters, that any Tax Authority may raise such matter in audit of Acquiror or its subsidiaries, which would, in the opinion of a nationally-recognized outside professional tax advisor, reasonably be expected to give rise to Indemnifiable Damages);

(ii) stating the estimated amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved or accrued, may be the maximum amount reasonably anticipated by Acquiror to be incurred, paid, reserved or accrued); and

(iii) specifying in reasonable detail (based upon the information then possessed by Acquiror) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related.

No delay in providing such Officer’s Certificate within the Escrow Period or Subsequent Claims Period shall affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the Company Stockholders are materially prejudiced thereby.

(b) For a period of 20 days after the time of delivery of any Officer’s Certificate to the Stockholders’ Agent, no Escrow Shares shall be forfeited pursuant to this Article IX in respect of the applicable claim unless Acquiror shall have received written authorization from the Stockholders’ Agent (with a copy to the Escrow Agent of such authorization) to effect such forfeiture. After the expiration of such 20-day period, Acquiror shall issue written instructions to the Escrow Agent (with a copy to Stockholders’ Agent) to effect such forfeiture of Escrow Shares in accordance with this Article IX; provided, however, that no such forfeiture may be effected if and to the extent the Stockholders’ Agent shall object in a written statement to any claim or claims made in the Officer’s Certificate, and such statement shall have been delivered to Acquiror (with a copy to the Escrow Agent) prior to the expiration of such 20-day period.

9.7 Resolution of Objections to Claims.

(a) If the Stockholders’ Agent objects in writing to any claim or claims by Acquiror made in any Officer’s Certificate within such 20-day period (with a copy to the Escrow Agent), Acquiror and the Stockholders’ Agent shall attempt in good faith for 45 days after Acquiror’s receipt of such written objection to resolve such objection. If Acquiror and the Stockholders’ Agent shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be delivered to the Escrow Agent. The Escrow Agent shall be entitled to conclusively rely on any such memorandum and shall effect the forfeiture of Escrow Shares in accordance with the terms of such memorandum.

(b) Dispute Resolution.

(i) Arbitration. If no such agreement can be reached during the 45-day period for good faith negotiation, but in any event upon the expiration of such 45-day period, either Acquiror or the Stockholders’ Agent may submit the dispute (each such dispute, a “Dispute”) to mandatory, final and binding arbitration to be held in the county of Santa Clara, the State of California and, except as herein specifically stated, in accordance with the J.A.M.S. Streamlined Arbitration Rules and Procedures then in effect (the “J.A.M.S. Rules”). The arbitration provisions of this Section 9.7 shall govern over any conflicting rules that may now or hereafter be contained in the J.A.M.S. Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a Dispute. The decision of the arbitrator as to the validity and amount of any claim in the relevant Officer’s Certificate shall be nonappealable, binding and conclusive upon the parties to this Agreement and Acquiror shall be entitled to act in accordance with such decision and Acquiror shall instruct the Escrow Agent, in writing, to effect the forfeiture of Escrow Shares in accordance therewith. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a Dispute.

(ii) Compensation of Arbitrator. Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties or by J.A.M.S., but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

(iii) Selection of Arbitrator. The parties will cooperate with J.A.M.S. in promptly selecting from a list of arbitrators who are lawyers familiar with California contract law one arbitrator from the J.A.M.S. panel of neutrals; provided, however, that (i) such arbitrator cannot work for a firm then performing services for either party and (ii) each party will have the opportunity to make such reasonable objection to any of the arbitrators listed as such party may wish. In the event that the parties cannot agree on an arbitrator within three Business Days after either party’s issuance of a written demand for arbitration, J.A.M.S. will select the arbitrator.

(iv) Payment of Costs. The Acquiror and the Stockholders’ Agent (on behalf of the Company Stockholders) will bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award. The arbitrator will award to the prevailing party, as determined pursuant to Section 9.7(c), all costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party.

(v) Burden of Proof. For any Dispute submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding.

(vi) Award. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award.

(vii) Terms of Arbitration. The arbitrator chosen in accordance with the provisions of this Section 9.7 will not have the power to alter, amend or otherwise affect the provisions of this Agreement, including the terms of these arbitration provisions.

(viii) Confidentiality. At the request of any party, the mediators, arbitrators, attorneys, parties to the mediation or arbitration, witnesses, experts, court reporters, or other persons present at a mediation or arbitration shall agree in writing to maintain the strict confidentiality of the proceedings.

(ix) Exclusive Remedy. Except as specifically otherwise provided herein, arbitration will be the sole and exclusive remedy of the parties for any Dispute.

(c) For purposes of this Section 9.7, in any arbitration hereunder in which any claim or the amount thereof stated in the Officer’s Certificate is at issue, Acquiror shall be deemed to be the non-prevailing party unless the arbitrator awards Acquiror 50% or more of the amount in dispute, in which case the Company Stockholders shall be deemed to be the non-prevailing party. The non-prevailing party to an arbitration shall pay its own expenses, the fees of the arbitrator, the administrative fee of Judicial Arbitration & Mediation Services or its successor (“J.A.M.S.”) and the expenses, including attorneys’ fees and costs, reasonably incurred by the other party to the arbitration, it being agreed that in the event the Company Stockholders are deemed to be the non-prevailing party, their payment obligations under this Section 9.7(c) shall not be subject to any limitation based on the number of Escrow Shares available for forfeiture at such time.

9.8 Stockholders’ Agent.

(a) At the Closing, Fortis Advisors LLC shall be constituted and appointed as the Stockholders’ Agent. For purposes of this Agreement, the term “Stockholders’ Agent” shall mean the agent for and on behalf of the Company Stockholders to: (i) give and receive notices and communications to or from Acquiror (on behalf of itself of any other Indemnified Person) relating to this Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by such shareholders individually); (ii) authorize Acquiror to effect the forfeiture of Escrow Shares in satisfaction of claims asserted by Acquiror (on behalf of itself or any other Indemnified Person, including by not objecting to such claims); (iii) object to such claims pursuant to Section 9.6(b); (iv) consent or agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, such claims; (v) consent or agree to any amendment to this Agreement; and (vi) take all actions necessary or appropriate in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. The Person serving as the Stockholders’ Agent may be replaced from time to time by a vote of the Person’s then holding a majority of the Acquiror Common Stock delivered pursuant to this Agreement. No bond shall be required of the Stockholders’ Agent. Certain Company Stockholders have entered into a letter agreement with the Stockholders’ Agent to provide direction to the Stockholders’ Agent in connection with the performance of its services under this Agreement (such Company Stockholders, included their individual representatives, hereinafter referred to as the “Advisory Group”).

(b) To the maximum extent permissible by applicable law, neither the Stockholders’ Agent, its members, managers, directors, officers, agents and employees nor any member of the Advisory Group, shall be liable to any Company Stockholder for any act done or omitted hereunder as the Stockholders’ Agent while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct. The Company Stockholders shall jointly and severally indemnify the Stockholders’ Agent, its members, managers, directors, officers, agents and employees and members of the Advisory Group and hold them harmless from and against any and all losses, claims, damages, liabilities, fees, costs, expenses (including reasonable legal fees and disbursements and costs and including costs incurred in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement (“Stockholders’ Agent Expenses”) incurred without gross negligence, willful misconduct or bad faith on the part of the Stockholders’ Agent, its members, managers, directors, officers, agents and employees and members of the Advisory Group and arising out of or in connection with the acceptance or administration of his duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Stockholders’ Agent. If not paid directly to the Stockholders’ Agent by the Company Stockholders, such Stockholders’ Agent Expenses shall be recovered first, from the Expense Fund (as defined below), second, from any distribution of the Escrow Shares otherwise distributable to the Company Stockholders at the time of distribution, and third, directly from the Company Stockholders, jointly and severally, based on their respective Pro Rata Shares. The Company Stockholders acknowledge that no provision of this Agreement nor any of the transactions contemplated hereby shall require the Stockholders’ Agent to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges under this Agreement or any of the transactions contemplated hereby and, if the Stockholders’ Agent is required to do so, such expenses shall be promptly reimbursed by the Company Stockholders in accordance with this Section. All of the immunities granted to the Stockholders’ Agent and the Advisory Group under this Agreement shall survive the resignation or removal of Stockholders’ Agent or any member of the Advisory Group, and all of the immunities and powers granted to the Stockholders’ Agent and the Advisory Group under this Agreement shall survive the Closing and/or any termination of this Agreement.

(c) Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Stockholders’ Agent that is within the scope of the Stockholders’ Agent’s authority under Section 9.8(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Company Stockholders and shall be final, binding and conclusive upon each such Company Stockholder; and each Indemnified Person shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of each and every such Company Stockholder.

(d) To the extent the Stockholders’ Agent receives documents, spreadsheets or other forms of information from any party and the Stockholders’ Agent is required to deliver any such document, spreadsheet or other form of information to another party, the Company Stockholders acknowledge that the Stockholders’ Agent is not responsible for the content of such materials, nor is the Stockholders’ Agent responsible for confirming the accuracy of any information contained in such materials or reconciling the content of any such materials with any other documents, spreadsheets or other information. The Stockholders’ Agent shall be entitled to rely upon the Spreadsheet provided to it setting forth any apportionment or distribution of payments required to be made pursuant to this Agreement.

(e) All of the immunities and powers granted to the Stockholders’ Agent under this Agreement shall survive the Closing and any termination of this Agreement. The grant of authority provided for in this Article: (i) is coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of the respective Company Stockholders and shall be binding on any successor thereto and (ii) shall survive the delivery of an assignment by any Company Stockholders of the whole or any fraction of his, her or its interest in the Escrow Shares.

(f) Stockholders’ Agent Fund. Subject to the terms and conditions of this Agreement, immediately prior to the Closing, Company shall wire to the Stockholders’ Agent an amount equal to $50,000.00 (the “Expense Fund”) pursuant to wire instructions provided by Stockholders’ Agent to Company, which shall be held by the Stockholders’ Agent as agent and for the benefit of the Company Stockholders in a segregated client account and shall be used for the purposes of paying directly, or reimbursing the Stockholders’ Agent for, any expenses incurred pursuant to this Agreement. The

Stockholders’ Agent will hold these funds separate from its corporate funds. The Company Stockholders shall not receive interest or other earnings on amounts in the Expense Fund and the Company Stockholders irrevocably transfer and assign to the Stockholders’ Agent any ownership right that the Company Stockholders may have in any interest that may accrue on amounts in the Expense Fund. The Company Stockholders acknowledge that the Stockholders’ Agent is not providing any investment supervision, recommendations or advice. As soon as practicable following the later of (i) the final release of the Escrow Shares or (ii) the final resolution of any Claims, the Stockholders’ Agent shall distribute the remaining portion of the Expense Fund (if any) to the Company Stockholders in proportion to each of the Company Stockholders’ share of the Aggregate Stockholder Consideration. For tax purposes, the Expense Fund shall be treated as having been received and voluntarily set aside by the Company Stockholders at the time of Closing. The Stockholders’ Agent is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund.

9.9 Third-Party Claims. In the event that Acquiror becomes aware of a third-party claim which Acquiror believes may result in a claim against the Escrow Shares by or on behalf of an Indemnified Person, Acquiror shall have the right in its sole discretion to conduct the defense of and to settle or resolve any such claim (and the costs and expenses incurred by Acquiror in connection with such defense, settlement or resolution (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Indemnifiable Damages for which Acquiror may seek indemnification pursuant to a claim made hereunder). The Stockholders’ Agent shall have the right to receive copies of all pleadings, notices and communications with respect to the third-party claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person and shall be entitled, at its expense, to participate in, but not to determine or conduct, any defense of the third-party claim or settlement negotiations with respect to the third-party claim. However, except with the consent of the Stockholders’ Agent, which shall not be unreasonably withheld or conditioned, and which shall be deemed to have been given unless the Stockholders’ Agent shall have objected within 15 days after a written request for such consent by Acquiror, no settlement or resolution of any such claim with any third-party claimant shall be determinative of the existence of or amount of Indemnifiable Damages relating to such matter. In the event that the Stockholders’ Agent has consented to any such settlement or resolution, neither the Stockholders’ Agent nor the former Company Stockholders shall have any power or authority to object under Section 9.6(b) or any other provision of this Article IX to the amount of any claim by or on behalf of any Indemnified Person against the Escrow Shares for indemnity with respect to such settlement or resolution.

ARTICLE X

GENERAL PROVISIONS

10.1 Survival of Representations and Warranties and Covenants. If the Merger is consummated, absent fraud, willful breach or intentional misrepresentation, the representations and warranties of the Company contained in this Agreement, the Company Disclosure Schedule (including any exhibit or schedule to the Company Disclosure Schedule), and the other certificates contemplated hereby (and the indemnification obligations of the Company relating thereto) shall survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until 11:59 p.m. Pacific Time on the date that is 18 months following the Closing Date (or if such date is not a Business Day, until such time on the first Business Day thereafter); provided, however, that the representations and warranties of the Company contained in Section 2.2 (Capitalization), Section 2.3 (Due Authorization), Section 2.13 (No Finder’s

Fees; Transaction Expenses) or Section 2.15 (Tax Returns and Payment) and in any certificate delivered to Acquiror regarding Capitalization, Due Authorization, Finder’s Fees or Tax Returns (and the indemnification obligations of the Company Stockholders relating thereto) will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until 11:59 p.m. Pacific Time on the date that is 36 months following the Closing Date (or if such date is not a Business Day, until such time on the first Business Day thereafter); and provided, further, that no right to indemnification pursuant to Article IX in respect of any claim that is set forth in an Officer’s Certificate delivered to the Stockholders’ Agent prior to the expiration of the Claims Period, or with respect to Special Matters, the Subsequent Claims Period, shall be affected by the expiration of such representations and warranties. The representations and warranties of Acquiror and the Merger Sub contained in this Agreement, the Acquiror Related Agreements or in any certificate or other instrument delivered pursuant to this Agreement shall terminate at the Closing. If the Merger is consummated, all covenants of the parties shall expire and be of no further force or effect as of the Closing, except to the extent such covenants provide that they are to be performed after the Closing; provided, however, that no right to indemnification pursuant to Article IX in respect of any claim based upon any breach of a covenant prior to the Closing shall be affected by the expiration of such covenant (subject to the limitations set forth in this Agreement). Acquiror’s right to recover Indemnifiable Damages under this Agreement shall in no way be affected by any investigation by or knowledge of Acquiror, whether prior to or after the date hereof.

10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt), if provided below, to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(a)	if to Acquiror or Merger Sub, to:

Twitter, Inc.

1355 Market Street, Suite 900

San Francisco, CA 94103

Attn: Vijaya Gadde, General Counsel

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

140 Scott Road

Menlo Park, California 94025

Facsimile: (650) 463-2600

Attention: Tad J. Freese, Esq.

(b)	if to the Company, to:

MoPub Inc.

501 Folsom Street, 4th Floor

San Francisco, CA 94105

Attn: Jim Payne

Telephone No.: (415) 868-4376

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich and Rosati, P.C.

650 Page Mill Road

Palo Alto, CA 94304

Facsimile No.: (650) 493-6811

Telephone No.: (650) 493-9300

Attention: Yoichiro Taku, Esq.

(c)	If to the Stockholders’ Agent, to:

Fortis Advisors LLC

Attention: Notice Department

Facsimile No.: (858) 408-1843

Email: notices@fortisrep.com

10.3 Interpretation. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or an Exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.

10.5 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the Schedules, including the Company Disclosure Schedule, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that Article IX is intended to benefit Indemnified Persons) and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided herein.

10.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void. Notwithstanding the foregoing, (i) Acquiror may assign this Agreement and any of its rights, interests or obligations hereunder, in connection with a merger, acquisition, sale or all or substantially all of its assets or other change in control transaction, and (ii) Acquiror may assign its rights and delegate its obligations hereunder to its Affiliates as long as Acquiror remains ultimately liable for all of Acquiror’s obligations hereunder.

10.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.8 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby waive the requirement of any posting of a bond in connection with the remedies described herein.

10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law. Subject to the terms of Section 9.7 hereof, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, in the case of a federal claim as to which federal courts have exclusive jurisdiction, the Federal Court of the United States of America) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Subject to the terms of Section 9.7 hereof, each party agrees not to commence any legal proceedings related hereto except in such courts.

10.10 Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

10.11 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[SIGNATURE PAGE NEXT]

IN WITNESS WHEREOF, Acquiror, Merger Sub, the Company and the Stockholders’ Agent have each caused this Agreement to be executed and delivered individually or by their respective officers thereunto duly authorized, all as of the date first written above.

TWITTER, INC.

By:	/s/ Dick Costolo
Name:	Dick Costolo
Title:	Chief Executive Officer

RAPTOR MERGER INC.

By:	/s/ Vijaya Gadde
Name:	Vijaya Gadde
Title:	President

MOPUB, INC.

By:	/s/ James Payne
Name:	James Payne
Title:	CEO

FORTIS ADVISORS LLC, AS STOCKHOLDERS’ AGENT

By:	/s/ Ryan Simkin
Name:	Ryan Simkin
Title:	Managing Director

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]